Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

DATED AS OF APRIL 17, 2024

BY AND AMONG

MEDIACO HOLDING INC.,

AS PARENT,

MEDIACO OPERATIONS LLC,

AS THE PURCHASER,

ESTRELLA BROADCASTING, INC.,

AS THE COMPANY,

AND

SOLELY FOR PURPOSES OF SECTIONS 3.3(c), 8.1, 8.2, 8.8 AND 8.14 HEREIN

SLF LBI AGGREGATOR, LLC THE COMPANY AGGREGATOR

i

5.10	Employee Benefit Plans	40
5.11	Labor and Employment Matters	43
5.12	Real Property; Title to Assets	43
5.13	Intellectual Property and Privacy	44
5.14	Taxes	47
5.15	Environmental Matters	48
5.16	Material Contracts	49
5.17	MVPD Matters	51
5.18	Insurance	51
5.19	Certain Business Practices	52
5.20	Related Party Transactions	52
5.21	Brokers	52
5.22	Personal Property	53
5.23	Exclusivity of Representations and Warranties	53

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER		53

6.1	Organization and Qualification; Subsidiaries	53
6.2	Organizational Documents	54
6.3	Capitalization	54
6.4	Authority Relative to This Agreement	55
6.5	No Conflict; Required Filings and Consents	56
6.6	Permits; Compliance	56
6.7	SEC Filings: Financial Statements: Sarbanes-Oxley	57
6.8	Absence of Certain Changes or Events	59
6.9	Absence of Litigation	61
6.10	Employee Benefit Plans	61
6.11	Labor and Employment Matters	63
6.12	Real Property; Title to Assets	64
6.13	Intellectual Property; Data Privacy and Information Security	65
6.14	Taxes	67
6.15	Environmental Matters	69
6.16	Material Contracts	69
6.17	Insurance	71
6.18	Board Approval; Vote Required	72
6.19	Certain Business Practices	72
6.20	Interested Party Transactions	73
6.21	Brokers	73
6.22	Personal Property	73
6.23	Independent Investigation	73
6.24	Conversion	74
6.25	Exclusivity of Representations and Warranties	74

ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AGGREGATOR		74

7.1	Organization; Authority Relative to this Agreement	74
7.2	No Conflict	75
7.3	Brokers	75
7.4	Exclusivity of Representations and Warranties	75

ARTICLE 8. ADDITIONAL AGREEMENTS		76

8.1	Delivery of Financial Statements	76
8.2	Proxy Statement	77
8.3	Parent Stockholders’ Meeting	78
8.4	Employee Matters.	79
8.5	Taxes	81
8.6	Insurance Matters	82
8.7	Post-Closing Cooperation; Privilege	82
8.8	Confidentiality; Public Announcements	84
8.9	Restrictive Legends	84
8.10	Retained Enforcement Rights	85
8.11	Further Assurances	85
8.12	Wrong Pockets; Mail	85
8.13	Bulk Sales Laws	86
8.14	Release	87
8.15	Legal Entity Names	87
8.16	Intellectual Property Chain of Title Clean-Up	87

ARTICLE 9. GENERAL PROVISIONS		88

9.1	Survival	88
9.2	Notices	88
9.3	Severability	89
9.4	Entire Agreement; Successors and Assigns	89
9.5	No Third-Party Beneficiaries	90
9.6	Disclosure Schedules	90
9.7	Governing Law; Consent to Jurisdiction	91
9.8	Waiver of Jury Trial	91
9.9	Headings	92
9.10	Counterparts; Effectiveness	92
9.11	Fees and Expenses	92
9.12	Specific Performance	92
9.13	No Recourse	93

EXHIBITS AND SCHEDULES

Schedule 1 - Sellers

Schedule 2.1 - Purchased Assets
Schedule 2.2 - Excluded Assets
Company Disclosure Schedule
Parent Disclosure Schedule
Exhibit A - Articles of Amendment
Exhibit B - Parent Voting Agreement
Exhibit C - Registration Rights Agreement
Exhibit D - Stockholders Agreement
Exhibit E - Second Lien Term Loan Agreement
Exhibit F - Warrant

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 17th day of April, 2024, by and among (a) MediaCo Holding Inc., an Indiana corporation (“Parent”), (b) MediaCo Operations LLC, a Delaware limited liability company (the “Purchaser”), (c) Estrella Broadcasting, Inc., a Delaware corporation (the “Company”), and (d) solely for purposes of Sections 3.3(c), 8.1, 8.2, 8.8, and 8.14 herein, SLF LBI Aggregator, LLC, a Delaware limited liability company (the “Company Aggregator”). Purchaser, Parent, the Company, and the Company Aggregator shall be referred to herein from time to time collectively as the “Parties”.

RECITALS

WHEREAS, the Purchaser is a direct, wholly-owned subsidiary of Parent formed solely to effect the Transactions;

WHEREAS, the Company directly or indirectly owns all of the outstanding Equity Interests of each of the Company Subsidiaries identified as a Seller on Schedule 1 attached hereto (the Company and each such Company Subsidiary being referred to herein as a “Seller” and, collectively, as the “Sellers”);

WHEREAS, as of the date hereof, the Company, through the Sellers and each of the other Company Subsidiaries, operates the Business;

WHEREAS, the Purchaser desires to purchase and assume from the Sellers, and the Company desires to, directly or indirectly through the other Sellers, sell and assign to the Purchaser the Purchased Assets and the Assumed Liabilities for the consideration set forth in Section 3.2, on the terms and conditions set forth herein;

WHEREAS, in accordance with the terms and conditions of this Agreement, the Company and the Sellers shall retain, and the Purchaser shall not purchase or assume, the Excluded Assets and the Excluded Liabilities;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent and its stockholders, (ii) has approved, among other things, the execution, delivery and performance of this Agreement and the other Transaction Documents and declared their advisability and approved the Transactions upon the terms and subject to the conditions set forth herein, (iii) resolved to recommend the approval of the issuance of the shares of Parent Class A Common Stock pursuant to the Warrant as contemplated by this Agreement and the issuance of the shares of Parent Class A Common Stock pursuant to the Option Agreement by the stockholders of Parent entitled to vote thereon and directed that such matter be submitted for consideration of the stockholders of Parent at the Parent Stockholders’ Meeting, (iv) approved Articles of Amendment to the Amended and Restated Articles of Incorporation of Parent, attached hereto as Exhibit A (the “Articles of Amendment”), which designates a portion of the Parent’s Preferred Stock as “Series B Preferred Stock” (the “Parent Series B Preferred Stock”), and (v) approved the entry by Parent and Purchaser into the Option Agreement and the transactions contemplated thereby;

WHEREAS, Parent has, prior to the execution of this Agreement, duly executed the Articles of Amendment and caused the Articles of Amendment to be filed with the Secretary of State of the State of Indiana, and the Articles of Amendment have become effective on the date and time at which the Articles Amendment of Amendment have been accepted for filing by the Secretary of State of the State of Indiana;

WHEREAS, concurrently with the execution and delivery of this Agreement, SG Broadcasting LLC, a Delaware limited liability company, in its capacity as stockholder of Parent (the “SG Stockholder”), is entering into the voting and support agreement, dated as of the date hereof, attached hereto as Exhibit B, pursuant to which the SG Stockholder is agreeing to vote in favor of the Parent Proposal and to take (and refrain from taking) certain other actions in connection with the Transactions, in each case, on the terms therein (the “Parent Voting Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, the SG Stockholder and the Company Aggregator are entering into (i) the registration rights agreement attached hereto as Exhibit C (the “Registration Rights Agreement”), and (ii) the stockholders agreement attached hereto as Exhibit D (the “Stockholders Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Purchaser, the Company, and certain Company Subsidiaries are entering into TV and Radio Affiliation Agreements with respect to the Company Stations;

WHEREAS, each share of Series A Preferred Stock has been, prior to the Effective Time, converted into shares of Parent Class A Common Stock at the applicable conversion rate in accordance with the Amended and Restated Articles of Incorporation of Parent; and

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE 1.   DEFINITIONS

1.1        Definitions. As used herein, the terms below shall have the following respective meanings:

“Accounts Receivable” means all accounts receivable and similar rights to receive payments from third parties.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; provided, that, (a) except in the case of Section 5.23, Section 8.8 and Section 8.14(a), in no event shall the Company Aggregator, the Company or any Company Subsidiary be considered an Affiliate of any other portfolio company or investment fund affiliated with or managed by affiliates of HPS Investment Partners, LLC, nor shall any other portfolio company or investment fund affiliated with or managed by affiliates of HPS Investment Partners, LLC be considered to be an Affiliate of the Company Aggregator, the Company or any Company Subsidiary, and (b) except in the case of Section 6.22 and Section 8.8 and Section 8.14(b), in no event shall Parent or the Purchaser be considered an Affiliate of any other portfolio company or investment fund affiliated with or managed by Standard General L.P. or its affiliates, nor shall any other portfolio company or investment fund affiliated with or managed by Standard General L.P. or its affiliates be considered to be an Affiliate of Parent or the Purchaser.

“Aggregate Fully Diluted Parent Shares” means the total number of shares of Parent Class A Common Stock that are issued and outstanding immediately prior to the Effective Time on a fully diluted and as-converted, as-exchanged and as-exercised basis, including (without duplication): (a) the aggregate number of shares of Parent Common Stock that are issued and outstanding (including Parent Restricted Shares), (b) the aggregate number of shares of Parent Class A Common Stock that are issuable upon conversion of all issued and outstanding shares of Series A Preferred Stock, Parent Class B Common Stock and Parent Class C Common Stock, and (c) the aggregate number of shares of Parent Common Stock that are issuable upon conversion, exercise, exchange or other settlement of any then-outstanding Parent Awards (in each case, whether or not then vested or exercisable) or other Parent Convertible Securities, in each case, as of immediately prior to the Effective Time.  Notwithstanding the foregoing, the number of shares of Parent Common Stock that may have been issued or may be issuable upon the exercise of the Emmis Note shall be excluded for purposes of calculating the Aggregate Fully Diluted Parent Shares.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, (c) Criminal Justice (Corruption Offences) Act 2018 of Ireland, (d) anti-bribery legislation promulgated by the European Union and implemented by its member states, (e) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (f) other anti-corruption or anti-bribery Laws applicable to the Parties.

“Anti-Money Laundering Laws” means all laws, rules, regulations and guidance (having the force of law) of any jurisdiction applicable to the Parties concerning terrorist financing or money laundering, including, to the extent applicable, related provisions of the Money Laundering Control Act of 1986, the USA PATRIOT Act, the Bank Secrecy Act, and the European Union anti-money laundering regulation and directives, as implemented.

“Business” means all products, assets and services currently provided or offered for sale by the Company and the Company Subsidiaries or planned to be provided or offered for sale by the Company and the Company Subsidiaries, including the ownership and operation of programming networks, television stations, radio stations, and associated production facilities, and the provision of streaming programming.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks are not required or authorized to close in New York, New York.

“Business IT Assets” means all IT Systems used or held for use by the Company or the Company Subsidiaries, including pursuant to outsourced or cloud computing arrangements.

“Cash Contribution Amount” means an aggregate amount of cash equal to the sum of (a) the Company Debt Payoff Amount, plus (b) the Company Transaction Bonus Amount, plus (c) the Company Transaction Expenses Amount.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means a collective bargaining agreement, collective agreement or any other contract or agreement with a Union.

“Communications Act” means the Communications Act of 1934.

“Company A/R Facility” means the Loan and Security Agreement dated as of April 19, 2023 by and among Estrella Media, the other borrowers party thereto and North Mill Capital LLC as the lender (as amended and restated, modified or supplemented from time to time prior to the date hereof).

“Company Controlling Stockholder” means SLF LBI Aggregator, LLC, a Delaware limited liability company.

“Company Debt Payoff Amount” means the sum of (a) the aggregate amount owed to Non-HPS Lenders in connection with the termination of all commitments and obligations outstanding under the Company Term Loan Agreement at the Closing, as set forth on Schedule 1.1(a) of the Company Disclosure Schedule, plus (b) the aggregate amount owed to lenders in connection with the termination of all commitments and obligations outstanding under the Company A/R Facility at the Closing, as set forth on Section 1.1(a) of the Company Disclosure Schedule.

“Company Equity Incentive Plan” means the Company’s 2019 Management Incentive Plan, as such may have been amended, modified or supplemented from time to time.

“Company ERISA Affiliate” means, with respect to the Company, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Company, or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Company FCC License” means each permit, license, or other authorization issued by the FCC to the Company or any of the Company Subsidiaries.

“Company Holders” means the holders of the issued and outstanding shares of capital stock of the Company as of any applicable determination time.

“Company IP Agreements” means all Contracts to which the Company or a Company Subsidiary is a party relating to the license of Intellectual Property, other than a (a) Contract under which any Company Owned IP is licensed to a contractor or vendor of the Company or a Company Subsidiary for the benefit of the Company or a Company Subsidiary, (b) non-exclusive license granted by the Company or a Company Subsidiary in the ordinary course, (c) Contract containing a non-exclusive license that is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license, such as (i) a sales, supply, manufacturing or marketing Contract that includes an incidental license to use the trademarks of either party thereto for the purposes of advertising or marketing, (ii) a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that also contains an Intellectual Property license or (iii) a nondisclosure Contract entered into in the ordinary course, or (d) non-exclusive licenses for commercially available off-the-shelf software licensed to the Company or a Company Subsidiary.

“Company Leased Real Property” means any and all of the real property leased, licensed, subleased or otherwise used or occupied by the Company or the Company Subsidiaries as tenant, together with, to the extent leased by the Company or the Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or the Company Subsidiaries relating to the foregoing.

“Company Organizational Documents” means the certificate of incorporation and bylaws of the Company, as amended, modified or supplemented from time to time.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Real Property” means, collectively, the Company Owned Real Property and the Company Leased Real Property.

“Company Station License” means, with respect to each Company Station, each main station license issued by the FCC with respect to such Company Station.

“Company Stations” means the TV Stations and Radio Stations owned by the Company or any of the Company Subsidiaries.

“Company Subsidiary” means each Subsidiary of the Company.

“Company Term Loan Agreement” means the Credit Agreement dated as of October 15, 2019, by and among Estrella Media as Borrower, the Guarantors Party, as defined thereto, the lenders party thereto and HPS Investment Partners, LLC as administrative agent (as amended and restated, modified or supplemented from time to time prior to the date hereof).

“Company Transaction Bonus Amount” means an aggregate amount equal to (i) $4,900,000.00 in respect of the sale, transaction, change of control, “stay around”, retention or similar bonuses or payments described on Section 1.1(b) of the Company Disclosure Schedule plus (ii) all applicable employer-side Taxes paid or payable in connection therewith.

“Company Transaction Expenses Amount” means the aggregate out-of-pocket fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by the Company or any Company Subsidiary in connection with the negotiation, preparation or execution of this Agreement or the consummation of the Transactions as set forth on Section 1.1(c) of the Company Disclosure Schedule.

“Confidential Information” means any information, knowledge or data concerning the Businesses or affairs of (a) the Company, the Company Subsidiaries, Parent or the Parent Subsidiaries that is not already generally available to the public, and (b) any suppliers of the Company or any Company Subsidiary, Parent or any Parent Subsidiary or other Person and with respect to which Parent or any Parent Subsidiary and the Company or any Company Subsidiary bound by any confidentiality agreements or other confidentiality restriction or obligation thereto.

“Consent” means any approval, consent, ratification, permission, waiver or authorization.

“Content” means all documents, documentation, reports, articles, information, data, audio materials, video materials, other visual materials, marketing materials, promotional materials, and other content and textual and non-textual materials, whether in written, tangible, electronic or other form.

“Contract” means any contract, note, bond, mortgage, indenture, lease, license, commitment, undertaking or other agreement (written, oral or otherwise) that, in each case, is legally binding.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Copyrights” means all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Deferred Payment Amount” means the amount set forth on Section 1.1(d) of the Company Disclosure Schedule.

“Direction Letter” means that certain Direction Letter, dated the date hereof, by and among Parent, Purchaser, the Company, Company Aggregator and the other parties thereto.

“Effect” has the meaning set forth in the definition of “Material Adverse Effect”.

“Emmis Note” means the Unsecured Convertible Promissory Note, dated November 25, 2019 issued by Parent to the Emmis Communications Corporation.

“Employee Benefit Plan” means each (a) “employee benefit plan” as such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (b) other retirement, supplemental retirement, deferred compensation, bonus, commission, incentive compensation, profit-sharing, stock option, stock purchase, other equity or equity-based compensation, health and welfare benefit, retiree medical or life insurance, death or disability benefit, supplemental income, severance, redundancy, retention, change in control, transaction, employment, offer letter, independent contractor, consulting, fringe benefit, sick pay and vacation or other leave plan or arrangement or other employee benefit or compensation plan, program, practice, policy, agreement or arrangement, whether written or unwritten, in each case other than a Multiemployer Plan.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, easement, encroachment, right of way, transfer restriction, right of first refusal or other similar encumbrance.

“Environmental Claims” means any and all Proceedings by any Governmental Authority or other third party alleging (a) Liability with respect to the potential presence, manufacturing, generation, use, treatment, storage, transportation, handling, disposal or Release of, or exposure to, any Hazardous Materials at any location, (b) indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Materials or (c) any noncompliance with, or other Liability arising under, Environmental Laws or any permits issued pursuant to any Environmental Laws.

“Environmental Laws” means any and all Laws which (a) regulate or relate to the protection or cleanup of the environment; the presence, manufacturing, generation, use, treatment, storage, transportation, handling, disposal or Release of, or exposure to, Hazardous Materials; the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or human health and safety, including protection of the health and safety of employees; or (b) impose Liability or responsibility with respect to any of the foregoing.

“Equity Interests” means (a) any partnership interests, (b) any membership or limited liability company interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity (including any stock appreciation, phantom stock, profit participation or similar rights), (e) any subscriptions, calls, warrants, options, restricted stock units or commitments of any kind or character relating to, or entitling any person or entity to purchase or otherwise acquire, membership or limited liability company interests or units, capital stock or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership or limited liability company interests or units, capital stock or any other equity securities, or (g) any other interest classified as an equity security of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974 and rules and regulations promulgated thereunder.

“Estrella Media” means Estrella Media, Inc., a Delaware corporation and an indirect wholly-owned Subsidiary of the Company.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“FCC” means the U.S. Federal Communications Commission.

“FCC Rules” means the rules, regulations, orders and promulgated and published policy statements of the FCC.

“First Lien Term Loan Agreement” means that certain First Lien Term Loan Agreement, dated as of the date hereof, by and among MediaCo Holding Inc., as borrower, the other parties party thereto designated as borrowers, WhiteHawk Capital Partners LP, a Delaware limited partnership, as administrative agent and collateral agent, and the financial institutions party thereto from time to time, as lenders.

“First Lien Term Loan Consideration Proceeds” means $30,000,000.

“Fraud” means common law fraud with respect to, or otherwise relating to, the representations and warranties contained in this Agreement and the Transaction Documents.

“GAAP” means U.S. generally accepted accounting principles in effect on the date on which they are applied.

“Governmental Approval” means any permit, license, approval, consent, exemption, waiver, certification, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Hazardous Material” means (a) any substance that is listed, classified or regulated under any Environmental Laws; (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radioactive material, toxic molds, or radon; or (c) any other substance that is the subject of regulatory action, or that could give rise to liability, under any Environmental Laws.

“HPS Lender” means any lender under the Company Term Loan Agreement or Company A/R Facility that is controlled or managed by HPS Investment Partners, LLC, or whose debt obligations are held under any account managed by HPS Investment Partners, LLC.

“Indebtedness” means, without duplication, as of any time of determination, all obligations of a Person to pay principal, interest, penalties, fees, guarantees, reimbursements, damages, termination fees, breakage costs, and other liabilities unpaid in respect of (a) indebtedness for borrowed money, whether secured or unsecured, (b) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (c) all capitalized lease obligations, (d) all obligations to pay the maximum amount of any deferred purchase price of property or services (other than current Liabilities for such property or services incurred in the ordinary course of business, but including earnouts or other forms of contingent payments due for the acquisition of capital stock or assets of another Person), (e) obligations under interest rate swap, hedging or similar agreements (in each case valued at their termination value), (f) letters of credit, banker’s acceptance or similar transactions issued for the account of the Company or any Company Subsidiary, in each case to the extent drawn and due to be reimbursed, and (g) guarantees of obligations or other forms of credit support.

“Independent Accounting Firm” means an independent accounting firm of nationally recognized standing reasonably satisfactory to the Purchaser and the Company (which shall not have any material relationship with the Purchaser, the Company or any of their respective Affiliates).

“Information Privacy and Security Laws” means all applicable Laws and Orders relating in any way to the privacy, security, collection, storage, use, disclosure, retention, transfer or processing of Personal Information, and all regulations promulgated thereunder, including, to the extent applicable, the Health Insurance Portability and Accountability Act of 1996, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Video Privacy Protection Act, the  Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, the California Online Privacy Protection Act, the California Invasion of Privacy Act, the Colorado Privacy Act, the Connecticut Data Privacy Act, the Virginia Consumer Data Protection Act, the Utah Consumer Privacy Act, the EU Data Protection Directive (Directive 95/46/EC) and any successor or replacement directive thereof (including the General Data Protection Regulation), the UK General Data Protection Regulation and the Data Protection Act 2018, the Privacy and Electronic Communications Directive 2002/58/EC on Privacy and Electronic Communications as amended by Directive 2009/136/EC (and any member state laws and regulations implementing it), the Privacy and Electronic Communications Regulation, the Personal Information Protection and Electronic Documents Act, Canada’s Anti-Spam Legislation (SC 2010, c 23), state data security Laws, state health information Laws, state social security number protection Laws, state data breach notification Laws, state consumer protection Laws, and any applicable Laws concerning minimum security requirements or requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Intellectual Property” means all intellectual property rights or proprietary rights throughout the world, including (a) patents, patent applications, patent disclosures and industrial designs, together with all reissues, provisionals, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans and other source identifiers, and all renewals, extensions, applications and registrations of any of the foregoing, together with all of the rights and goodwill associated with any of the foregoing (collectively, “Trademarks”), (c) copyrights, and other works of authorship (whether or not copyrightable), mask work rights, design rights, moral rights, whether or not registered or published, and all registrations and applications for registration, renewals and extensions thereof, (d) trade secrets, know-how (including ideas, formulas, source code, compositions, inventions (whether or not patentable or reduced to practice)), and confidential information (collectively, “Trade Secrets”), (e) database rights and rights in data, software and other technology, and (f) any and all similar or equivalent rights arising under applicable Law.

“IRS” means the Internal Revenue Service.

“IT Systems” means all software, systems, servers, websites, applications, interfaces, computers, devices, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches, telecommunications, and all other information technology equipment, and all associated documentation.

“Knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge after reasonable inquiry of the individuals identified on Section 1.1(e) of the Company Disclosure Schedule, and in the case of Parent, the actual knowledge after reasonable inquiry of the individuals identified on Section 1.1(e) of the Parent Disclosure Schedule.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational statute, constitution, resolution, common law, ordinance, code, edict, decree, Order, judgment, rule, regulation, ruling, directive, regulatory guidance, agreement or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or with or under the authority of any Governmental Authority.

“Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Governmental Approval, Proceeding or Contract and including any and all liabilities for Taxes.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim, transfer restriction, right of first refusal, right of first offer, any restriction on the possession, exercise or any restriction attributable to ownership of any asset or other Encumbrance, restrictions or limitations of any kind whatsoever that secure the payment or performance of an obligation or other similar Encumbrance (other than those created under applicable securities Laws).

“Malicious Code” means (a) any virus, malware, ransomware, Trojan horse, worm, back door, time bomb, drop dead device, spyware, trackware, or adware, and (b) any similar program, routine, instruction, device, code, contaminant, logic or effect designed or intended to disable, disrupt, erase, harm, or otherwise impede the operation of, or enable any Person to access without authorization, or otherwise materially and adversely affect the functionality of, any IT System (or portion thereof).

“Material Adverse Effect” means, with respect to the Business or Parent, as applicable, any event, circumstance, condition, occurrence, development, change or effect (collectively, “Effect”) that, individually or in the aggregate, that (x) has had or would reasonably be expected to have a material adverse effect upon the businesses, financial condition or results of operations of the Business or Parent and its Subsidiaries, as applicable, taken as a whole, or (y) would reasonably be expected to prevent or materially impair or materially delay the ability of such Party to consummate the Transactions or otherwise perform any of its obligations under this Agreement; provided, however, that, solely in the case of clause (x), none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Material Adverse Effect: (a) any changes in applicable Law or GAAP (after the date hereof); (b) any Effect generally affecting the industries or markets in which such Party and its Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, tariffs or trade wars, prices of any security or market index or commodity or any disruption of such markets) and stoppage or shutdown of any governmental activity or any defaults by the U.S. government or delays or failure to act by any Governmental Authority; (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, acts of civil unrest, civil disobedience, protests, public demonstrations, insurrection, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, manmade disasters, weather conditions, epidemics, pandemics (including the coronavirus (COVID-19) pandemic) and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by such Party or its Subsidiaries as expressly required by this Agreement or any Transaction Document or which the other Party has approved or consented to in writing; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of this Agreement or the Transactions, including the impact thereof on the relationships, contractual or otherwise, of such Party or its Subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto; provided that this clause (f) shall not apply to any representations and warranties set forth in Section 5.5, Section 6.5 and Section 7.2, as applicable, related thereto; (g) any breach by Parent, the Purchaser, the Company or the Company Aggregator of this Agreement; and (h) any Effect relating to the trading, including price or volume, of such Party’s securities, or any failure by such Party or its Subsidiaries to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position for any period, or any changes in the credit rating of, or with respect to, such Party or its Subsidiaries, as applicable, or any of their indebtedness or securities (provided, however, that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be taken into account in determining whether a Material Adverse Effect has occurred with respect to any Party); provided, however, that, in case of foregoing clauses (a) through (d), to the extent that the Business is, or Parent and its Subsidiaries, taken as a whole, are, disproportionately and adversely affected by such Effect as compared with other participants in the industries or markets in which the Business, or Parent and its Subsidiaries, operate, the extent (and only the extent) of such disproportionate and adverse Effect, relative to such other participants on the Business or the operations of Parent and its Subsidiaries, as applicable, taken as a whole, may be taken into account in determining whether there has been a Material Adverse Effect with respect to the Business or Parent (as applicable).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“MVPD” means any multi-channel video programming distributor, including cable systems, wireline telecommunications companies and direct broadcast satellite systems (in each case, solely to the extent that such system or company qualifies as a multi-channel video programming distributor, as such term is defined by the FCC).

“Nasdaq” means the Nasdaq Capital Market.

“Non-HPS Lender” means any lender under the Company Term Loan Agreement or Company A/R Facility that is not an HPS Lender.

“Option Agreement” means the Option Agreement, dated as of the date hereof, entered into by and among Purchaser, Parent, Company, Estrella Media, and the other parties thereto.

“Parent 401(k) Plan” means the MediaCo Holding Inc. 401(k) Plan or another defined contribution of Parent or its Subsidiaries.

“Parent Award” means a Parent Option, Parent Restricted Share or any other equity or equity-linked award of Parent granted under the Parent Equity Incentive Plans or otherwise.

“Parent Class A Common Stock” means Parent’s Class A Common Stock, par value $0.01 per share.

“Parent Class B Common Stock” means Parent’s Class B Common Stock, par value $0.01 per share.

“Parent Class C Common Stock” means Parent’s Class C Common Stock, par value $0.01 per share.

“Parent Common Stock” means Parent Class A Common Stock, Parent Class B Common Stock, and Parent Class C Common Stock.

“Parent Contributed Instruments” means (a) Parent Contributed Securities, plus (b) the rights and entitlements set forth in the Second Lien Term Loan Agreement.

“Parent Contributed Securities” means (a) the Warrant, plus (b) 60,000 shares of Parent Series B Preferred Stock.

“Parent Convertible Securities” means any Equity Interests of Parent convertible into or exchangeable or exercisable for Parent Common Stock.

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent in connection with this Agreement.

“Parent Equity Incentive Plans” means the 2020 Equity Compensation Plan and the 2021 Equity Compensation Plan of Parent, as each may have been amended, modified or supplemented from time to time.

“Parent ERISA Affiliate” means, with respect to Parent, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes Parent, or that is a member of the same “controlled group” as Parent pursuant to Section 4001(a)(14) of ERISA.

“Parent Holders” means the holders of shares of Parent Common Stock issued and outstanding as of any applicable determination time.

“Parent IP Agreements” means all Contracts to which Parent or a Parent Subsidiary is a party relating to the license of Intellectual Property, other than a (a) Contract under which any Parent Owned IP is licensed to a contractor or vendor of Parent or a Parent Subsidiary for the benefit of Parent or a Parent Subsidiary, (b) non-exclusive license granted by Parent or a Parent Subsidiary in the ordinary course, (c) Contract containing a non-exclusive license that is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license, such as (i) a sales, supply, manufacturing or marketing Contract that includes an incidental license to use the trademarks of either party thereto for the purposes of advertising or marketing, (ii) a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that also contains an Intellectual Property license or (iii) a nondisclosure Contract entered into in the ordinary course, or (d) non-exclusive licenses for commercially available off-the-shelf software licensed to Parent or a Parent Subsidiary.

“Parent IT Systems” means all IT Systems used or held for use in the operation of the business of Parent and the Parent Subsidiaries, including pursuant to outsourced or cloud computing arrangements.

“Parent Leased Real Property” means any and all of the real property leased, licensed, subleased or otherwise used or occupied by Parent or the Parent Subsidiaries as tenant, together with, to the extent leased by Parent or the Parent Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of Parent or the Parent Subsidiaries relating to the foregoing.

“Parent Options” means all outstanding options to purchase shares of Parent Class A Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing, issued under a Parent Equity Incentive Plan or otherwise.

“Parent Organizational Documents” means the certificate of incorporation and the bylaws of Parent, in each case, as amended, modified or supplemented from time to time.

“Parent Owned IP” means all Intellectual Property owned or purported to be owned by Parent or any of the Parent Subsidiaries.

“Parent Plan” means each Employee Benefit Plan that is maintained, contributed to, required to be contributed to or sponsored by Parent or any Parent Subsidiary for the benefit of any current or former employee, officer, director, consultant or other service provider, or under which Parent or any Parent Subsidiary has any Liability (contingent or otherwise), other than any Employee Benefit Plan maintained by a Governmental Authority to which Parent or any Parent Subsidiary is required to contribute to pursuant to applicable Law.

“Parent Real Property” means, collectively, the Parent Owned Real Property and the Parent Leased Real Property.

“Parent Restricted Share” means each share of Parent Class A Common Stock that is subject to vesting, forfeiture repurchase or other lapse restrictions, immediately prior to the Closing, issued under a Parent Equity Incentive Plan or otherwise.

“Parent Shares” means the outstanding shares of Parent Class A Common Stock and Parent Class B Common Stock.

“Parent Subsidiary” means each subsidiary of Parent.

“Patents” means all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

“Permitted Lien” means any Lien (a) for Taxes that are (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP applied consistently throughout the relevant periods, (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business consistent with past practice, (c) in the case of Company Leased Real Property or Parent Leased Real Property, as applicable, to which the underlying fee or any other interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under such lease and all superior, underlying and ground leases and renewals, extensions, amendments or substitutions thereof, (d) in the case of Company Leased Real Property or Parent Leased Real Property, as applicable, in favor of landlords securing rental obligations under such leases, (e) arising from non-exclusive licenses of or other non-exclusive grants of rights to use Intellectual Property in the ordinary course of business consistent with past practice, (f) that is a zoning, entitlement or other land use regulation by any Governmental Authority that is not violated in any respect that is material to Parent or the Company, as applicable, by the current use or occupancy of the real property subject thereto, (g) with respect to any real property; any right reserved to any Governmental Authority to regulate the affected property (including restrictions stated in any permits), provided that none are currently violated and none grant to any Governmental Authority the right, whether or not then currently exercisable, to cause any forfeiture of all or any part of the real property subject thereto, (h) which does not and would not reasonably be expected to materially impair the continued use, operation or occupancy of the applicable owned real property or leased real property as currently used, operated or occupied, or (i) that will be released prior to or as of the Closing Date.

“Person” means any individual, entity or Governmental Authority.

“Personal Information” means (a) any information that, alone or in combination with other information can reasonably be used to identify an individual or household (e.g., name, address, telephone number, email address, payment card number, financial account number, government-issued identifier, online identifier, device identifier, IP address, browsing history, search history, or other website, application, online activity or usage data, location data, or any other information that is considered “personally identifiable information” or “nonpublic personal information”), and (b) any other information that constitutes “personal data,” “personally identifiable information,” “personal information” or similar term under any applicable Information Privacy and Security Laws.

“Plan” means each Employee Benefit Plan that is maintained, contributed to, required to be contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, consultant or other service provider, or under which the Company or any Company Subsidiary has any Liability (contingent or otherwise), other than any Employee Benefit Plan maintained by a Governmental Authority to which the Company or any Company Subsidiary is required to contribute to pursuant to applicable Law.

“Post-Closing Company Transaction Expenses Amount” means the amount set forth on Section 1.1(h) of the Company Disclosure Schedule.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“Process” or “Processing” means any operation or set of operations which is performed on data, including Personal Information or sets of Personal Information, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, processing, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, safeguarding, security, disposal, erasure or destruction.

“Program Rights” means rights to broadcast or rebroadcast programs, feature films, shows or other broadcast programming, including for the avoidance of doubt, radio shows and programming.

“Radio Stations” means the radio stations owned and operated by the Company or any Company Subsidiary, all of which are listed on Section 1.1(f) of the Company Disclosure Schedule.

“RBC Engagement Letter” means that certain letter agreement (as may be amended or supplemented from time to time), dated as of March 8, 2023, by and among Estrella Media, Inc. and RBC Capital Markets, LLC.

“Related Party” means the Company Controlling Stockholder, the Company Aggregator, and any officer or director of the foregoing, the Company or any Company Subsidiary.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposal, dumping, dispersing, leaching or migrating in, into, onto or through the indoor or outdoor environment.

 “Remaining First Lien Term Loan Consideration Proceeds” means an aggregate amount equal to (a) the First Lien Term Loan Consideration Proceeds minus (b) the sum of (i) the Cash Contribution Amount, plus (ii) the Tax Payment Amount, plus (iii) the Post-Closing Company Transaction Expenses Amount.

“Representatives” means with respect to any person, such person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Parent Stockholder Approval” means the approval of the Parent Proposal by the affirmative vote of holders of a majority in voting power of the outstanding shares of Parent entitled to vote thereon, voting together as a single class, present in person or by proxy, at a duly convened meeting of Parent stockholders.

“Sanctioned Person” means at any time any person (a) listed on any Sanctions-related list of designated or blocked persons, (b) the government of, located or ordinarily resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea region of Ukraine) or (c) owned fifty (50) percent or more or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes and restrictive measures administered or enforced by (a) the United States by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, (b) the European Union and enforced by its member states, (c) the United Nations or (d) His Majesty’s Treasury.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Term Loan Agreement” means that certain Second Lien Term Loan Agreement, dated as of the date hereof, by and among MediaCo Holding Inc., as borrower, the other parties party thereto designated as borrowers, HPS Investment Partners, LLC, as administrative agent and collateral agent, and the financial institutions party thereto from time to time, as lenders, in the principal amount of $30,000,000, attached hereto as Exhibit E.

“Seller Taxes” means income Taxes imposed on any Seller (i) as a result of the transfer of the Purchased Assets to (and the assumption of the Assumed Liabilities by) the Purchaser pursuant to Section 2.1 and Section 2.3 of this Agreement, (ii) in respect of the deemed transfer of the Non-Assignable Assets to the Purchaser for income tax purposes pursuant to this Agreement, (iii) in connection with the termination of all commitments and obligations outstanding under, the repayment in full of all obligations under, the release of all Liens securing all obligations under, and the release of any guarantees in connection with, the Company Term Loan Agreement and the Company A/R Facility, (iv) in connection with delivery of the Parent Contributed Instruments, the Company Debt Payoff Amount, the Tax Payment Amount, the Remaining First Lien Term Loan Consideration Proceeds, and the Deferred Payment Amount, and (v) arising from the deemed transactions contemplated by the “Intended Tax Treatment” (as defined in Section 32 of, and as set forth in, the Option Agreement).

“Software” means any and all computer software programs, software systems and code, including assemblers, applets, compilers, Source Code, object code, firmware, data (including image and sound data), operating systems and specifications, design tools and user interfaces, in any form or format, however fixed, all software programs and software systems that are work-in-progress as of the Closing Date, and all Content relating to the foregoing, including Source Code listings and technical documentation.

“Source Code” (whether or not capitalized) means Software written in computer programming languages, including all comments and procedural code such as job control language (JCL) statements, in a form intelligible to trained programmers and capable of being translated into object code for operation on computer devices through assembly or compiling, and accompanied by documentation relating to the acquisition, design, development, use or maintenance of the Software, including flow charts, schematics, statements of principles of operations, and architecture standards, describing the data flows, data structures, and control logic of the Software in sufficient detail to enable a trained programmer through study of such documentation to maintain and/or modify the Software without undue experimentation.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, trust or other form of legal entity of which (a) such first Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) of which such first Person is a general partner or managing member.

“Tax” means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, gains, transfer, license, withholding, payroll, employment, unemployment, disability, excise, capital stock, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any fine or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.

“Tax Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax.

“Tax Payment Amount” means $2,000,000.

“Tax Return” means any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax, including any amendment thereof and any attachment thereto.

“Trade Secrets” means all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, including new developments, inventions, processes, protocols, methods, ideas or other proprietary information that provide the Sellers with advantages over competitors who do not know or use it and documentation thereof and all claims and rights related thereto.

“Trademarks” means any and all trademarks, service marks, logos, trade names, corporate names, Internet domain names and addresses and general-use e-mail addresses, and all goodwill associated therewith throughout the world.

“Transaction Documents” means the Registration Rights Agreement, the Stockholders Agreement, the Parent Voting Agreement, the Articles of Amendment, the Second Lien Term Loan Agreement, the TV and Radio Affiliation Agreements, the Employee Leasing Agreement and all other agreements, certificates and instruments executed and delivered by Parent, Purchaser, the Company Aggregator, the Company or a Company Subsidiary in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means, collectively, the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” means all sales, use, transfer, real property transfer, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of Purchased Assets or assumption of Assumed Liabilities, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.

“TV and Radio Affiliation Agreements” means, together, (i) that certain Network Affiliation Program Agreement, dated the date hereof, by and among Purchaser, Estrella Media, and the other parties thereto, (ii) that certain Network Program Supply Agreement, dated the date hereof, by and among Purchaser, Estrella Media, and the other parties thereto, and (iii) that certain Facilities Services Agreement, dated the date hereof, by and among Purchaser, the Company, Estrella Media, and the other parties thereto.

“TV Stations” means all television broadcast stations (including stations operated as “satellites” pursuant to Section 73.3555, Note 5, of the FCC Rules), low power television stations (including Class A television stations) and TV translator stations owned and operated by the Company or any Company Subsidiary, all of which are listed on Section 1.1(g) of the Company Disclosure Schedule.

“Union” means any labor union, works council or other employee representative body.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Parent and the Company in connection with each of the Parent’s and the Company’s due diligence investigation of the Company and Parent, as applicable, relating to the Transactions.

“Warrant” means the warrant to purchase 28,206,152 shares of Parent Class A Common Stock, exercisable at an exercise price of $0.00001 per share, attached as Exhibit F hereto.

1.2     Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Action	Section 5.9
Additional Parent SEC Reports	Section 6.7(a)
Agreement	Preamble
Approved Entity Names	Section 8.15
Articles of Amendment	Recitals
Assignment Consent	Section 2.5(a)
Assumed Liabilities	Section 2.3
Blue Sky Laws	Section 5.5(b)
Books and Records	Section 2.1(l)
Business Audited Financial Statements	Section 8.1(a)
Business Confidential Information	Section 8.8(a)
Chosen Court	Section 9.7(b)
Closing	Section 4.1
Closing Date	Section 4.1
Closing Form 8-K	Section 8.8(b)
Closing Form 8-K/A	Section 8.1(a)
Closing Press Release	Section 8.8(b)
Company	Preamble
Company Audited Financial Statements	Section 5.7(a)
Company Closing Schedules	Section 3.3(a)
Company Data Privacy/Security Requirements	Section 5.13(i)

Company Financials	Section 5.7(a)
Company Insurance Policies	Section 5.18(a)
Company Lease Documents	Section 5.12(c)
Company Leases	Section 2.1(e)
Company Operational Employee	Section 8.4(a)
Company Owned Real Property	Section 2.1(d)
Company Permits	Section 5.6(a)
Company Reference Balance Sheet	Section 5.7(a)
Company Registered IP	Section 5.13(a)
Company Security Plan	Section 5.13(j)
Continuing Employee	Section 8.4(a)
Contracting Parties	Section 9.13
Deferred Payment Statement	Section 3.4(a)
Disclosure Schedules	Section 9.6
Effective Time	Section 4.1
Employee Leasing Agreement	Section 8.4(a)
Exchange Act	Section 5.5(b)
Excluded Assets	Section 2.2
Excluded Contracts	Section 2.2(b)
Excluded Liabilities	Section 2.4
Excluded Station Equipment	Section 2.2(f)
Governmental Authority	Section 5.5(b)
Legal Process	Section 8.8(a)
Mailing Date	Section 8.3(a)
Material Contracts	Section 5.16(a)
Non-Assignable Asset	Section 2.5(a)
Nonparty Affiliates	Section 9.13
Non-U.S. Parent Plan	Section 6.10(m)
Non-U.S. Plan	Section 5.10(n)
Order	Section 5.9
Parent	Preamble
Parent Board	Recitals
Parent Data Privacy/Security Requirements	Section 6.13(i)
Parent Insurance Policies	Section 6.17(a)
Parent Lease	Section 6.12(b)
Parent Lease Documents	Section 6.12(c)
Parent Material Contracts	Section 6.16(a)
Parent Owned Real Property	Section 6.12(a)
Parent Permits	Section 6.6
Parent Preferred Stock	Section 6.3(a)
Parent Proposal	Section 8.2(a)
Parent Registered IP	Section 6.13(a)
Parent SEC Reports	Section 6.7(a)
Parent Security Plan	Section 6.13(j)
Parent Series B Preferred Stock	Recitals
Parent Stockholders’ Meeting	Section 8.2(a)

Parent Voting Agreement	Recitals
Parties	Preamble
Payoff Letters	Section 3.3(c)
Personal Property	Section 2.1(c)
Personal Property Leases	Section 2.1(f)
Pre-Closing Insurance Matter	Section 8.6(b)
Privileged Information	Section 8.7(b)
Privileges	Section 8.7(b)
Proxy Statement	Section 8.2(a)
Purchase Price	Section 3.2
Purchase Price Allocation	Section 3.4
Purchased Assets	Section 2.1
Purchased Contracts	Section 2.1(g)
Purchaser	Preamble
Purchaser Releasing Parties	Section 8.14(b)
Purchaser Reviewed Return	Section 8.5(b)
Registration Rights Agreement	Recitals
Remedies Exceptions	Section 5.4
Retained Enforcement Rights	Section 2.2(g)
SEC Clearance Date	Section 8.3(a)
SEC Guidance	Section 6.7(i)
Securities Act	Section 5.5(b)
Seller	Recitals
Seller Releasing Parties	Section 8.14(a)
Sellers	Recitals
Series A Preferred Stock	Section 6.3(a)
SG Stockholder	Recitals
Specified Matters and Information	Section 8.7(b)
Stockholders Agreement	Recitals
Transferred Accounts	Section 2.1(b)
Transferred Employee	Section 8.4(a)
Transition End Date	Section 8.4(a)
Unaudited Financial Statements	Section 5.7(a)

1.3      Construction.

(a)          Unless the context of this Agreement otherwise requires, (i) words importing any gender shall include all genders, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement, (v) the terms “Article,” “Section,” “this Agreement,” “Schedule” and “Exhibit” and similar expressions refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the words “include,” “includes,” or “including” shall be deemed to be followed by the words “including, without limitation,” unless otherwise specified, (vii) the word “or” shall be disjunctive but not necessarily exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal and regulatory provisions consolidating, amending or replacing such Law, (x) references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Governmental Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter, (xi) words importing the singular shall also include the plural, and vice versa, (xii) all references to “$” or “dollar” shall be references to United States dollars, (xiii) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, (xiv) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time and (xv) all references to any contract are to that contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement).

(b)            The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any party. In the event an ambiguity or question of intent or interpretation arises, it is the intention of the Parties that this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship or any of the provisions of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

(c)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)           The measure of a period of one (1) month or year for the purposes of this Agreement shall be the date of the following month or year corresponding to the starting date; provided, however, that, if no corresponding date exists, then the end date of such period being measured shall be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1); provided, further, that, if the last calendar day of such period is a non-Business Day, then the period in question shall end on the next succeeding Business Day.

(e)            References to the “ordinary course of business” or words of similar import shall, in each case, be deemed to mean the ordinary course of business consistent with past practice.

(f)           For the purposes of this Agreement, references to the term “delivered by the Company,” “delivered to Parent,” “furnished to Parent,” “made available to Parent” or similar expressions mean that the Company has (or has caused to be): (i) set forth a copy of such materials in or appended to the Company Disclosure Schedule or (ii) posted such materials to the Virtual Data Room, in a manner that enables viewing of such materials by Parent and its Representatives no later than 9:00 a.m. Eastern time on the date that is two (2) full Business Days prior to the date of this Agreement which the Company has not removed (or caused to be removed) prior to the date hereof.

(g)            For the purposes of this Agreement, references to the term “delivered by Parent,” “delivered to the Company,” “furnished to the Company,” “made available to the Company” or similar expressions mean (i) that Parent has (or has caused to be) set forth a copy of such materials in the Parent Disclosure Schedule, (ii) such information or document is publicly available prior to 9:00 a.m. Eastern time on the date that is two (2) full Business Days prior to the date of this Agreement in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, or (iii) that Parent has (or has caused to be) posted such materials to the Virtual Data Room, in a manner that enables viewing of such materials by the Company and its Representatives no later than 9:00 a.m. Eastern time on the date that is two (2) full Business Days prior to the date of this Agreement which Parent has not removed (or caused to be removed) prior to the date hereof.

(h)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP on a consistent basis during the periods involved.

ARTICLE 2.   THE TRANSACTION

2.1     Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall, and shall cause the other Sellers to, sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase and acquire from each Seller, all of such Seller’s right, title and interest in, to and under all of the assets, properties, goodwill and rights of such Seller, which assets, properties, goodwill and rights include the following items, other than the Excluded Assets (collectively, the “Purchased Assets”), in each case free and clear of all Liens other than Permitted Liens:

(a)             all current customer accounts and contact information for prospective customers that have been contacted (collectively, the “Transferred Accounts”);

(b)           other than the Excluded Station Equipment, all rights in and to personal property, including office furnishings, computer equipment and furniture, and other tangible personal property, owned or leased by any Seller (the “Personal Property”);

(c)            all owned real property of any Seller (the “Company Owned Real Property”) as set forth by owner entity and street address on Schedule 2.1(d);

(d)           all rights in, to and under each real property lease, sublease, license or other agreement providing for the lease, sublease, license of or other use or occupancy of the Company Leased Real Property (the “Company Leases”) as listed on Schedule 2.1(e), together with all right, title and interest in and to all Company Leased Real Property;

(e)             all rights in, to and under any personal property leases and all amendments thereto of any Seller (the “Personal Property Leases”);

(f)              other than the Excluded Contracts, all rights in, to and under all Contracts to which any Seller is bound (the “Purchased Contracts”);

(g)          all supplies and similar inventories, including all such items in transit from suppliers of any Seller, held for delivery by suppliers of any Seller or held on consignment by third parties on behalf of any Seller;

(h)           all Company Owned IP, including all rights of the Seller to sue and recover damages for past, present and future infringement, dilution, misappropriation or other violation of such Company Owned IP;

(i)          all lists and databases (in any and all forms and media) of past, current and prospective (i) speakers, performers, presenters or participants at any event sponsored by any Seller, (ii) content providers or contributors for the Business, (iii) subscribers to any Seller’s content products and services; and (iv) customers of any event sponsored by any Seller or other customers of the Business, all records and correspondence related to any of the foregoing, and all rights to manage, use and rent the names and addresses contained on such lists;

(j)             all Confidential Information of any Seller;

(k)            originals or copies of all books, files, papers, agreements, correspondence, databases, documents, records, lists and other information (whether in hard copy or computer or other electronic format) of any Seller (including with respect to the Transferred Accounts) and (to the extent permissible under Laws) the personnel and employment records for the Transferred Employees (collectively, “Books and Records”);

(l)              all creative, promotional, marketing or advertising materials (whether in hard copy or computer or other electronic format) of any Seller;

(m)           all contractual or other rights to enforce any confidentiality, non-disclosure, non-competition, non-solicitation and other similar obligations owed to any Seller;

(n)           all rights, claims, counterclaims, credits, causes of action or rights of set-off against third parties to the extent arising out of or relating to the Purchased Assets or the Assumed Liabilities;

(o)           all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees of any Seller;

(p)             all rights of any Seller under warranties, indemnities and all similar rights against third parties;

(q)            all insurance proceeds received or receivable in respect of the Company Insurance Policies, including with respect to any claims made, or incidents occurring, prior to the date hereof;

(r)             all Accounts Receivable of any Seller;

(s)             all Business IT Assets; and

(t)              the goodwill of the Business.

2.2     Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the Sellers shall retain, and the Purchaser shall not purchase, any of the following assets of the Sellers (collectively, the “Excluded Assets”):

(a)             all cash or cash equivalents (including any marketable securities or certificates of deposit) of any Seller;

(b)             all rights and benefits of the Sellers under the Contracts listed on Schedule 2.2(b) (the “Excluded Contracts”);

(c)             all bank and other depository accounts of the Sellers;

(d)             the corporate names, corporate seals, organizational documents, minute books, stock books, corporate records and Tax Returns of the Sellers;

(e)             all Company FCC Licenses;

(f)            with respect to each Company Station, the transmitter, broadcast equipment, and antennae described on Schedule 2.2(f) (collectively, the “Excluded Station Equipment”);

(g)          all rights and benefits of the Sellers under Contracts with, or any right to enforce any confidentiality, non-disclosure, non-competition, non-solicitation and other similar obligation owed to any Seller by, any of the employees of the Company or any Company Subsidiary who are not Transferred Employees (the foregoing, collectively, the “Retained Enforcement Rights”);

(h)             all shares of capital stock or any other Equity Interests held by the Sellers;

(i)              all rights of the Sellers in connection with, and all assets of, the Plans that do not relate to any Transferred Employee;

(j)              all Company Insurance Policies; and

(k)             all consideration or other amounts received by, and all rights of the Sellers under this Agreement or any other Transaction Document.

2.3    Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, the Sellers shall assign, and the Purchaser shall assume, the Assumed Liabilities. For the purposes of this Agreement, the “Assumed Liabilities” mean all Liabilities of any Seller other than the Excluded Liabilities.

2.4      Excluded Liabilities. Notwithstanding Section 2.3, neither Parent, the Purchaser nor any of their respective Affiliates shall assume or be liable or responsible for any of the following Liabilities of the Sellers (collectively, the “Excluded Liabilities”):

(a)           any Liability (including in respect of Taxes) of the Company or any Company Subsidiary relating to the Company Operational Employees, unless and until such Company Operational Employees become employees of Parent or one of its Subsidiaries in accordance with Section 8.4;

(b)           any Liability of the Company or any other Seller to any current or former employee, officer, director, contractor, agent or service provider in respect of any sale, transaction, change of control, “stay around”, retention or similar bonuses or payments payable in connection with the Transactions following payment of the Company Transaction Bonus Amount by Purchaser on behalf of the Company in accordance with Section 4.3(c) of this Agreement; provided, that in no event shall the foregoing include any Liabilities with respect to any such entitlements put in place by Purchaser or any of its Affiliates;

(c)             any indebtedness for borrowed money outstanding, including any Liabilities under the Company AR Facility or Company Term Loan Agreement;

(d)            any Liability under the Company Equity Incentive Plan (and any award granted thereunder) or any other Plan (including any provision in any other Plan) that provides for the grant of Equity Interests in the Company Aggregator, the Company or any Company Subsidiary;

(e)             any Seller Taxes;

(f)             any Liability to the extent arising out of the ownership of any Excluded Asset (provided, that this Section 2.4(f) will not be deemed to exclude the assumption by Purchaser of Liabilities (subject to the applicable limitations under the Employee Leasing Agreement) arising under any Plan solely with respect to any Transferred Employee’s participation in and entitlement to benefits under any Plan through and until the Transition End Date, notwithstanding that each Plan constitutes an Excluded Contract hereunder that is not being assigned to, and assumed by, Purchaser hereunder);

(g)            any Liability (A) to the Company Controlling Stockholder, the Company Aggregator or any of their respective Affiliates, or (B) constituting an intercompany Liability owed from one Seller to another Seller;

(h)            any Liability in respect of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by the Company or any Company Subsidiary in connection with the negotiation, preparation or execution of this Agreement or the consummation of the Transactions contemplated hereby; or

(i)              Liability arising under the RBC Engagement Letter.

2.5      Non-Assignable Assets.

(a)            If any of the Purchased Contracts or other Purchased Assets are not assignable or transferable in connection with the Transactions (each, a “Non-Assignable Asset”) without the Consent of, or waiver by, a third party, (each, an “Assignment Consent”), either as a result of the provisions thereof or applicable Laws, and any of such Assignment Consents are not obtained by the Sellers on or prior to the Closing, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Assets, and the Purchaser shall not assume the Sellers’ rights or obligations under such Non-Assignable Asset (and such Non-Assignable Asset shall not be included in the Purchased Assets until such Assignment Consent is obtained) until such time as the applicable Assignment Consent of, or waiver by, the applicable third party is obtained; provided, however, that the foregoing shall not limit or affect any of the representations and warranties of the Company contained in Article 5 of the other covenants and agreements of the Sellers hereunder.

(b)            In any such case, without limiting Section 8.13, each of the Company and the Purchaser shall, and the Company shall cause the other Sellers to, use reasonable best efforts to obtain, as soon as practicable, such Assignment Consent. Each of the Company and the Purchaser acknowledges and agrees that, prior to any Seller or Purchaser seeking any such Assignment Consent, the Company shall consult with the Purchaser or Purchaser shall consult with the Company, as applicable, with respect to any proposed written notice and/or consent request and generally develop with each other a mutually agreeable communications plan regarding the procurement of such Assignment Consents and that all communications (written or oral) with third parties in connection with the procurement of such Assignment Consents shall be consistent with the foregoing. Upon receipt of any such Assignment Consent, the applicable Sellers shall promptly sell, assign, transfer, convey and deliver such Purchased Asset to the Purchaser for no additional consideration.

(c)            Until such Assignment Consents shall have been obtained, each of the Company and Purchaser shall, and the Company shall cause the other Sellers to, use reasonable best efforts to effect a mutually-agreeable alternate arrangement, in the form of a subcontract, sublease, or other arrangement, which results in the Purchaser receiving the benefits of, performing the obligations under, and bearing the costs, Liabilities and other obligations with respect to, each Non-Assignable Asset to the extent permitted by applicable Law. In connection therewith, (i) the Company shall, and shall cause the other Sellers to, promptly remit to the Purchaser when received all monies received by Sellers or any of its Affiliates in respect of any such Non-Assignable Asset or any claim or right or any benefit arising thereunder or resulting therefrom and (ii) (A) the Purchaser shall bear, and indemnify the Sellers for, all the costs (including Tax costs), Liabilities, burdens and other Liabilities incurred with respect to any such Non-Assignable Asset to the extent that Purchaser receives the corresponding benefits of or with respect to such Non-Assignable Asset and (B) the Purchaser shall promptly reimburse the Company and/or the Sellers for any such costs (including Tax costs), Liabilities and other obligations in respect of any such Non-Assignable Asset. Without limiting the foregoing, if a Purchased Contract (or rights thereunder) cannot be assigned to Purchaser, then, upon Purchaser’s reasonable request and at Purchaser’s direction and expense, the Company shall, and shall cause the other Sellers to, enforce such agreements, covenants and obligations for the benefit of Purchasers to the maximum extent permitted by applicable Laws until such time as the applicable Purchased Contract can be assigned to Purchaser. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 2.5 shall require Sellers or their respective Representatives to take any action that would constitute a breach or other contravention of the rights of any Person(s), be ineffective under, or contravene, applicable Law or any Non-Assignable Asset or Purchased Contract that cannot be assigned to Purchaser.

(d)            Notwithstanding anything in this Agreement to the contrary (including this Section 2.5), none Purchaser, Parent, the Sellers or any of their respective Affiliates or Representatives shall have any obligation to make any payments or other concession or incur any Liability, or commence or participate in any Action, to obtain any Consents of, or waivers by, third parties or effect the arrangements contemplated by this Section 2.5.

(e)          For income Tax purposes, the Parties shall treat any transfer set forth in this Section 2.5 as having occurred at the Closing, except to the extent otherwise required by Law.

2.6      Performance. The Company shall cause the other Sellers to comply with their obligations set forth in this Article 2.

ARTICLE 3.   CONSIDERATION

3.1     Issuance and Contribution. Subject to the terms of this Agreement and the Direction Letter, Parent shall, on the date hereof and immediately prior to the Closing: (a) issue and/or contribute the Parent Contributed Instruments to the Purchaser and, as of immediately prior to the Closing, the Parent Contributed Instruments shall be held by the Purchaser; and (b) contribute to the Purchaser an aggregate amount of cash, in immediately available funds, equal to the sum of (i) the Cash Contribution Amount, plus (ii) the Tax Payment Amount, plus (iii) the Post-Closing Company Transaction Expenses Amount, plus (iv) the Remaining First Lien Term Loan Consideration Proceeds.

3.2     Purchase Price. Subject to the terms of this Agreement, as full consideration for the sale, assignment, transfer and delivery of the Purchased Assets and the Assumed Liabilities and the execution and delivery of the Transaction Documents by the Sellers to the Purchaser, the Purchaser shall deliver to the Company (or its designees) (a) the Parent Contributed Instruments (payable as set forth in Section 4.3), (b) the Cash Contribution Amount (payable as set forth in Section 4.3), (c) the Tax Payment Amount (payable as set forth in Section 4.3), (d) the Remaining First Lien Term Loan Consideration Proceeds (payable as set forth in Section 4.3), (e) the Deferred Payment Amount (payable as set forth in Section 4.5), and (f) the Post-Closing Company Transaction Expenses Amount (payable as set forth in Section 4.3) (collectively, the “Purchase Price”).

3.3      Closing Schedules; Payoff Letters. On or prior to the date hereof:

(a)            the Company has delivered to Parent and the Purchaser written schedules, in a form to be mutually agreed by Parent and the Company (the “Company Closing Schedules”), setting forth, as of immediately prior to the Effective Time: (A) written invoices and wire transfer instructions for the payees of any portion of the Company Transaction Expenses Amount; (B) wire transfer instructions for the payee(s) of the Remaining First Lien Term Loan Consideration Proceeds and the Tax Payment Amount; and (C) the aggregate amount of Indebtedness for borrowed money outstanding under each of the Company Term Loan Agreement and the Company A/R Facility, together with a list of all HPS Lenders and Non-HPS Lenders thereunder, and the amounts and consideration owed to each such HPS Lender or Non-HPS Lender upon consummation of the Closing;

(b)            Parent has delivered to the Company a schedule, in a form mutually agreed by the Company and Parent, setting forth, as of immediately prior to the Effective Time, the Aggregate Fully Diluted Parent Shares, the securities and interests that are components thereof; and

(c)            the Company and Company Aggregator have delivered to Parent and the Purchaser customary payoff letters and release documentation (in form and substance reasonably satisfactory to Parent and, with respect to the Company Term Loan Agreement, the HPS Lenders) in connection with the termination of all commitments and obligations outstanding under the Company Term Loan Agreement and the Company A/R Facility, in each case, providing for the repayment in full of all obligations thereunder, the release of all Liens, if any, securing such obligations and the release of any guarantees in connection therewith upon the consummation of the Closing (such documentation, the “Payoff Letters”).

3.4      Allocation of Purchase Price.

(a)             Within one hundred twenty (120) days after the Closing Date, the Purchaser shall, at its cost and expense, prepare and provide to the Company an allocation of the Purchase Price (together with any other amounts treated as consideration for U.S. federal income Tax purposes) among the Purchased Assets that complies with the requirements of Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Purchase Price Allocation”). The Company shall provide the Purchaser with any comments to such allocation within thirty (30) days after the date of receipt by the Company, and the Purchaser and the Company shall negotiate in good faith to finalize the Purchase Price Allocation. If the Company and the Purchaser are unable to agree on the Purchase Price Allocation within a reasonable period after the Company first notifies the Purchaser of its disagreement, then any remaining disputed matters will be finally and conclusively determined by the Independent Accounting Firm in accordance with procedures reasonably agreed as between the Parties.  The fees, costs and expenses of the Independent Accounting Firm shall be borne by the Parties in proportion to the final allocation made by such Independent Accounting Firm of the disputed items weighted in relation to the claims made by the Purchaser and the Company, such that the prevailing Party pays the less portion of such fees, costs and expenses.

(b)            The Parties agree that solely for purposes of the Purchase Price Allocation: (i) the Warrant and the Option Agreement shall be valued at the product of (a) the mean trading price of Parent Class A Common Stock on the Closing Date, multiplied by (b) 35,257,690, (ii) the Parent Series B Preferred Stock shall be valued at its face value, and (iii) the value of the Second Lien Term Loan Agreement shall be its stated principal amount.

(c)           None of the Parties shall take a position on any Tax Return (including IRS Form 8594), before any Tax Authority or in any Proceeding that is in any way inconsistent with such Purchase Price Allocation without the written consent of the other parties to this Agreement or unless specifically required pursuant to a determination within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other in connection with the preparation, execution and filing of all Tax Returns related to such Purchase Price Allocation and promptly advise each other regarding the existence of any tax audit, controversy or litigation related to such Purchase Price Allocation.

3.5      Withholding. Notwithstanding anything in this Agreement to the contrary, the Purchaser will be entitled to deduct and withhold from any amounts (i) payable pursuant to this Agreement in connection with Closing (x) if any Seller does not deliver IRS Form W-9 pursuant to Section 4.2(h) and (y) in respect of compensatory payments and (ii) payable following the Closing pursuant to this Agreement, in each case, such amounts, if any, as the Purchaser is required to deduct and withhold pursuant to applicable Law, provided, that the Purchaser will use commercially reasonable efforts to notify the applicable Seller of any anticipated withholding at least five (5) Business Days prior to the date of the applicable payment and shall reasonably cooperate with such Seller to permit Seller to minimize the amount of any applicable withholding. To the extent any such amounts are properly deducted, withheld and remitted to the applicable Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the applicable Seller.

ARTICLE 4.   CLOSING AND CLOSING DELIVERIES

4.1     Closing; Time and Place. The closing of the purchase and sale provided for in this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documentation and signatures between the Parties (via electronic transmission or other similar means for exchanging documentation) on the date of this Agreement (the “Closing Date”), simultaneously with the execution and delivery of this Agreement by the Parties and shall be deemed to be effective as of 12:01 a.m. Eastern Standard Time on the Closing Date (the “Effective Time”).

4.2      Deliveries by the Company. At the Closing, the Company shall deliver (or cause to be delivered) to the Purchaser the following items, duly executed by the appropriate Sellers, all of which shall be in a form and substance reasonably acceptable to the Purchaser:

(a)             a General Assignment and Bill of Sale, covering all of the applicable Purchased Assets (other than the Company Owned Real Property);

(b)             special or limited warranty deeds (in the customary form for such jurisdiction) conveying to the Purchaser the Company Owned Real Property;

(c)             assignments of all Company Leases;

(d)             assignment of all Company Owned IP;

(e)             originals or copies of all Purchased Contracts;

(f)             the Books and Records;

(g)            Payoff Letters, duly executed by each HPS Lender and Non-HPS Lender; and

(h)            a properly completed and executed IRS Form W-9 on behalf of each Seller.

4.3      Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Company (or to the Person otherwise indicated herein) the following:

(a)             the Parent Contributed Instruments;

(b)            the Company Debt Payoff Amount, on behalf of the Company and the applicable Company Subsidiaries, by wire transfer of immediately available funds to the Non-HPS Lenders in the amounts and in accordance with the instructions set forth in the Payoff Letters;

(c)            the Company Transaction Bonus Amount, on behalf of the Company and the applicable Company Subsidiaries, by wire transfer of immediately available funds to the account or accounts of the applicable Company Subsidiaries designated by the Company at least four (4) Business Days prior to the Closing Date, for further distribution by such Company Subsidiaries through their payroll systems to such Persons following the Closing Date, with any amounts withheld for Taxes in connection therewith paid by the applicable Company Subsidiaries to the applicable Governmental Authorities;

(d)           the Company Transaction Expenses Amount, on behalf of the Company and its Subsidiaries, by wire transfer of immediately available funds to each payee thereof in the amounts and in accordance with the instructions set forth in the Company Closing Schedules;

(e)            the Tax Payment Amount by wire transfer of immediately available funds to the Company or one of its Affiliates for payment to the applicable Governmental Authorities; and

(f)           the Remaining First Lien Term Loan Consideration Proceeds and the Post-Closing Transaction Expenses Amount by wire transfer of immediately available funds to the Company or a Person otherwise designated by the Company.

4.4    Delivery by the Purchaser and the Company. At the Closing, the Purchaser and the Company shall deliver (or cause to be delivered) the following items, duly executed by the appropriate parties, all of which shall be in a form and substance reasonably acceptable to each of Parent and the Company:

(a)             an Assignment and Assumption Agreement, covering all of the Assumed Liabilities;

(b)            the Parent Voting Agreement;

(c)            the Stockholders Agreement;

(d)            the Registration Rights Agreement;

(e)             the Warrant;

(f)             the Second Lien Term Loan Agreement;

(g)            the TV and Radio Affiliation Agreements;

(h)            the Employee Leasing Agreement;

(i)              the Option Agreement;

(j)             the Direction Letter, duly executed by Parent, the Purchaser, the Company, Company Aggregator and the other parties thereto; and

(k)            such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the Purchased Assets and Assumed Liabilities in accordance with the terms hereof and to consummate the Transactions.

4.5     Deferred Payment Amount.

(a)           No later than August 31, 2024, the Company shall deliver to the Purchaser a written statement (the “Deferred Payment Statement”), along with reasonable supporting documents, setting forth in reasonable detail the Company’s calculation of the Deferred Payment Amount.  During the fifteen (15) Business Day period following delivery of the Deferred Payment Statement, the Company shall afford, and shall cause the Company Subsidiaries to afford, to the Purchaser and its accountants reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, books and records of the Company and the Company Subsidiaries to the extent they relate to the Deferred Payment Statement and the calculation of the Deferred Payment Amount set forth therein, in each case, subject to the entrance into any customary confidentiality arrangements in respect of such access. During such fifteen (15) Business Day period, the Company shall consider in good faith any comments the Purchaser submits with respect to the Deferred Payment Statement.

(b)             If the Company and the Purchaser are unable to agree on the Deferred Payment Statement, any disputed matters will be finally and conclusively determined by the Independent Accounting Firm in accordance with procedures reasonably agreed as between the Parties; provided, that notwithstanding the pendency of Independent Accounting Firm review or anything to the contrary in this Agreement, if the Independent Accounting Firm’s determination has not been received prior to the date that is five (5) Business Days prior to the first due date for the payment of estimated Taxes of the Company following delivery of the Deferred Payment Statement to the Purchaser, the Company shall be permitted to timely make such estimated Tax payment, and to timely file its applicable Tax Returns in respect of such estimated Tax payment, in a manner consistent with the Deferred Payment Statement delivered to Purchaser, with any remaining disputed matters thereafter finally and conclusively determined by the Independent Accounting Firm in accordance with procedures reasonably agreed as between the Parties; provided, further, that if the Independent Accounting Firm’s determination has not been received prior to the date that is five (5) Business Days prior to any subsequent due date for the payment of Taxes or the filing of Tax Returns of the Company, the Company shall be permitted to continue to make such Tax payments and file such Tax Returns in a manner consistent with the Deferred Payment Statement delivered to Purchaser.  Upon the Purchaser’s request following such determination by the Independent Accounting Firm, the Company will file amended income Tax Returns reflecting any modifications resulting from the Independent Accounting Firm’s determination, and will use commercially reasonable efforts to seek available Tax refunds resulting therefrom (with any resulting cash Tax refund of the Deferred Payment Amount paid to the Purchaser, net of any Taxes incurred by the Company and the Company Subsidiaries with respect to the Tax refund claim or the receipt of any such refund).  The fees, costs and expenses of the Independent Accounting Firm, and associated with any subsequent income Tax Return amendment or claim for an associated Tax refund, shall be borne by the Purchaser.

(c)          At least five (5) Business Days prior to the first due date for the payment of estimated Taxes of the Company following delivery of the Deferred Payment Statement to the Purchaser, the Purchaser shall pay the Deferred Payment Amount as finally determined pursuant to this Section 4.5 (or if not yet determined at such time, the Deferred Payment Amount as set forth in the Deferred Payment Statement delivered by the Company) in cash by wire transfer of immediately available funds; provided, that if the Deferred Payment Amount is finally determined to be zero, the Purchaser shall have no payment obligation in respect of the Deferred Payment Amount hereunder; provided, further, for clarity, that in no event shall the Deferred Payment Amount be less than zero.

ARTICLE 5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule delivered by the Company in connection with this Agreement, the Company hereby represents and warrants to Parent as follows:

5.1      Organization and Qualification; Subsidiaries.

(a)            The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties, the Purchased Assets and to carry on the Business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of the Business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not be material to the Business.

(b)            Each Company Subsidiary is an entity, duly incorporated or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation (to the extent the applicable jurisdiction recognizes such concept) and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties, the Purchased Assets and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be material to the Business.

(c)          A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation or formation, as applicable, of each Company Subsidiary and the number of shares and percentage of the outstanding Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 5.1(c) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Company Subsidiary except as set forth thereon. Except with respect to the Company Subsidiaries, the Company does not directly or indirectly own (nor is party to any agreement or arrangement to own or acquire) any Equity Interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interest in, any corporation, partnership, joint venture or business association or other entity.

5.2      Organizational Documents. The Company has made available to Parent complete and correct copies of the Company Organizational Documents and the organizational documents of each Company Subsidiary, in each case with all amendments thereto as of the date hereof. Such organizational documents are in full force and effect as of the date hereof and neither the Company nor any Company Subsidiary is in material violation of any provision thereunder.

5.3      Capitalization.

(a)           Section 5.3(a) of the Company Disclosure Schedule sets forth the authorized capital stock of the Company, as well as the issued and outstanding shares of capital stock of the Company and the Company Holders thereof.

(b)            All outstanding shares of capital stock of the Company (i) were duly authorized and validly issued and are fully paid and non-assessable, (ii) have been offered, sold and issued in compliance in all material respects with applicable securities Laws and other applicable Law, (iii) were not issued in violation of the Company Organizational Documents and (iv) were not issued in, and are not in, violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person to which the Company was party.

(c)          Except as set forth on Section 5.3(c) of the Company Disclosure Schedule, as of the date hereof, there are no options, restricted stock, phantom stock, preemptive rights, warrants, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, the Company or any Company Subsidiary. Except as set forth on Section 5.3(c) of the Company Disclosure Schedule, other than the awards granted under the Company Equity Incentive Plan, neither the Company nor any Company Subsidiary has granted any equity appreciation rights, profit interests or profit participation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based on the value or price of, any Equity Interests in the Company or any Company Subsidiary.

(d)            There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e)           Section 5.3(e) of the Company Disclosure Schedule sets forth a list of all Indebtedness of the Company or any Company Subsidiary as of the date of this Agreement, including the outstanding amount of such Indebtedness of the Company or any Company Subsidiary for borrowed money as of the date of this Agreement and the debtor and the creditor thereof.

5.4     Authority Relative to this Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and each Seller has all requisite corporate power and authority to enter into any other Transaction Documents to which it is a party thereto and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, in each case, subject to the consents, approvals, authorizations and other requirements described in Section 5.5. The execution and delivery of this Agreement and each other Transaction Document to which it is a party by each Seller and the consummation by each Seller of the Transactions have been duly and validly authorized by the Company or such other required corporate, limited liability, general partner or other action of such Seller, and no other corporate proceedings on the part of any Seller are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other Party, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general equitable principles, whether considered in a proceeding at law or equity (together, (a) and (b), the “Remedies Exceptions”). Each Transaction Document to be executed by a Seller at or prior to the Closing will be, when executed and delivered by such Seller, duly and validly executed and delivered and, assuming due authorization and execution by each other Party thereto and the consummation of the Closing, will constitute a valid and binding obligation of such Seller, enforceable against the Company in accordance with its terms, subject to any applicable Remedies Exception.

5.5      No Conflict; Required Filings and Consents.

(a)          The execution, delivery and performance of this Agreement or any other Transaction Document (to which a Seller is or will be a party) by each of the applicable Sellers does not, and subject to receipt of the consents, approvals, authorizations, permits, filings, registrations and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 5.5(b), and assuming all other required filings, waivers, approvals, consents, authorizations, registrations and notices disclosed in Section 5.5(b) of the Company Disclosure Schedule have been made, obtained or given, the performance of this Agreement or any other Transaction Document (to which a Seller is or will be a party) by any Seller, will not, with or without notice or lapse of time: (i) conflict with, result in a breach or default of any provision of, or violate, the Company Organizational Documents or the organizational documents of any other Seller, (ii) conflict with or violate any Law applicable to the Company or any other Seller or by which the Business or any of the Purchased Assets are bound by or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of consent, notice, termination, amendment, acceleration or cancellation of (other than pursuant to any Plan), or result in the creation of any material Encumbrance on any Purchased Assets, on any property or asset of the Business pursuant to, any contract to which a Seller is a party or by which the Business or their respective assets are bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to be material to the Business.

(b)            The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization, registration or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any U.S. federal, state, county or local or non-U.S. government, governmental, regulatory or administrative authority, agency, board, bureau, ministry, institute, instrumentality or commission or any court, tribunal (including employment tribunal), or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, or (ii) where the failure to obtain such consents, approvals, authorizations, registrations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the Business.

5.6      Permits; Compliance.

(a)           Each of the Company and the Company Subsidiaries (i) is and, since January 1, 2022, has been in compliance in all material respects with any and all Laws applicable to the Business and the Purchased Assets, except for failures to comply or violations which would not be materially adverse to the Business, or reasonably expected to materially interfere with the Transactions, and (ii) is in possession of all permits necessary for the Company or such Company Subsidiary, as applicable, to own, lease and operate its properties (including the Company Real Properties) and to carry on the Business (the “Company Permits”), except where the failure to have such Company Permit would not be materially adverse to the Business, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Since January 1, 2022, (x) neither the Company nor any Company Subsidiary has been sanctioned, fined or penalized for any violation of or failure to comply with any applicable Law, (y) neither the Company nor any Company Subsidiary is, or has been, in conflict with, or in default, breach, or violation of, any Company Permit, and (z) neither the Company nor any Company Subsidiary has received any written inspection, report, notice of adverse finding, warning letter, resolution, writ, untitled letter or other written correspondence with or from any Governmental Authority alleging or asserting non-compliance with applicable Laws or any Company Permit by the Company or any of the Company Subsidiaries, except, with respect to clauses (x), (y) and (z), for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business.

(b)           Section 5.6(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all Company Station Licenses, as well as each material auxiliary license or authorization issued by the FCC with respect to such Company Station. Each of the Company Station Licenses is held by the Company or a Company Subsidiary, as the case may be, and (B) each of the Company Station Licenses is in effect in accordance with its terms and has not been revoked, suspended, canceled, rescinded, terminated or expired, and the Company is not aware of any reason the Company Station Licenses would not be renewed in the normal course.

(c)             FCC Permits. Except as disclosed on Section 5.6(c) of the Company Disclosure Schedule:

(i)          the Company and its Subsidiaries (A) are, and since January 1, 2022 have been, with respect to each Company Station, in compliance in all material respects with the Communications Act of 1934 and the FCC Rules and the terms of the applicable Company Station License, (B) hold all material FCC authorizations necessary to operate the Company Stations as they are currently being operated, (C) have timely filed all material registrations and reports required to have been filed with the FCC relating to the Company or the Company Station Licenses, (D) have paid or caused to be paid all FCC regulatory fees due in respect of the Company and its Subsidiaries; and (E) requires no waiver of any FCC Rule to operate as it currently operates;

(ii)           as of the date of this Agreement, there is not (A) pending, or, to the knowledge of the Company, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any Company Station License (other than in connection with proceedings of general applicability) or (B) issued or outstanding, by or before the FCC, any (1) order to show cause, (2) notice of violation, (3) notice of apparent liability or (4) order of forfeiture, in each case, against the Company Stations, the Company or any of its Subsidiaries that would reasonably be expected to result in any action described in the foregoing clause (A) with respect to the Company Station Licenses; and

(iii)          (A) to the knowledge of the Company, as of the date of this Agreement, there are no material applications, petitions, proceedings, or other material actions, complaints or investigations, pending or threatened before the FCC relating to the Company or the Company Stations, other than proceedings affecting broadcast stations of such type generally, and (B) neither the Company nor any of its Subsidiaries, nor any of the Company Stations, has entered into a tolling agreement or otherwise waived any statute of limitations relating to the Company Stations during which the FCC may assess any fine or forfeiture or take any other adverse action or agreed to any extension of time with respect to any FCC investigation or proceeding as to which the statute of limitations time period so waived or tolled or the time period so extended remains open as of the date of this Agreement.

(d)           The Company Station Licenses have been issued for the terms expiring as indicated on Section 5.6(d) of the Company Disclosure Schedule and the Company Station Licenses are not subject to any material condition except for those conditions appearing on the face of the Company Station Licenses and conditions applicable to broadcast licenses generally for such type of station or otherwise disclosed in Section 5.6(b) or Section 5.6(c) of the Company Disclosure Schedule.

5.7      Financial Statements.

(a)          The Company has made available to Parent, and attached as Section 5.7(a) of the Company Disclosure Schedule, true and complete copies of the (i) audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2021, and December 31, 2022, and the related consolidated statement of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended, together with an unqualified (except with respect to material weaknesses) audit report thereon from the auditor (collectively, the “Company Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries, and the related consolidated statement of operations and cash flows of the Company and the Company Subsidiaries for the three-month period ended September 30, 2023 (the “Company Reference Balance Sheet”) (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Company Financials”). The Company Financials (including the notes thereto) (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, (in the case of the Unaudited Financial Statements, except as may be indicated in the notes thereto), (ii) fairly present (as applicable), in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries for the period indicated therein, except as otherwise noted therein, and (iii) solely with respect to the Unaudited Financial Statements, are subject only to normal and recurring year-end adjustments.

(b)          Except as and to the extent set forth on the Company Reference Balance Sheet, neither the Company nor any Company Subsidiary has any material liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except for: (i) liabilities that were incurred in the ordinary course of business since the date of the Company Reference Balance Sheet (and in any event do not relate to breach of contract, tort or non-compliance with Law), (ii) liabilities incurred in connection with the transactions contemplated by this Agreement and the Transaction Documents, (iii) liabilities that are permitted or contemplated by this Agreement (including the Company Disclosure Schedule), or (iv) such other liabilities and obligations which are not, individually or in the aggregate, expected to be material to the Business.

(c)          The Company has established and maintained a system of internal accounting controls. To the Company’s knowledge, such internal accounting controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.

(d)          Neither the Company nor, to the Company’s knowledge, any of its independent auditors, has identified, been made aware of, or received any written complaint, allegation, assertion or claim that, (i) any significant deficiency or material weakness in the Company or any Company Subsidiary’s respective internal accounting controls, (ii) any fraud (whether or not material) that involves the Company’s management or other employees of the Company or any Company Subsidiary who have a role in the preparation of financial statements or internal accounting controls utilized by the Company or any Company Subsidiary or (iii) any claim or allegation regarding any of the foregoing.

5.8      Absence of Certain Changes or Events. Since the date of the Company Reference Balance Sheet, and on and prior to the date of this Agreement, except as otherwise reflected in the Company Financials or expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted the Business in all material respects in the ordinary course of business, (b) there has not been a Material Adverse Effect, and (c) the Company and the Company Subsidiaries have not taken any of the following actions:

(a)          acquired (including by merger, consolidation or acquisition of shares), sold, leased, transferred, disposed of, mortgaged or assigned any assets, tangible or intangible, for an amount that exceeds $50,000 in the aggregate, other than sales of goods or services in the ordinary course of business;

(b)             incurred, assumed, guaranteed or discharged any Liability constituting Indebtedness;

(c)          canceled, compromised, knowingly waived or released any material right or claim (or series of related rights and claims) under any Material Contract, Company Lease or Intellectual Property or any other material right or claim of the Company or any Company Subsidiary (which includes all rights under any confidentiality provisions of any Contract of the Company or any Company Subsidiary), or disclosed any material trade secret of the Company or any Company Subsidiary;

(d)             canceled, compromised, knowingly waived or released any right, claim or Account Receivable involving amounts that exceed $100,000 in the aggregate;

(e)             committed to make any capital expenditure (or series of related capital expenditures) involving amounts that exceed $100,000 in the aggregate;

(f)           suffered any damages to or destruction or loss of any tangible assets, (whether or not covered by insurance), involving or reasonably expected to involve amounts that exceed $100,000 in the aggregate;

(g)             modified the Company Organizational Documents;

(h)             implemented any material change in any method of accounting or accounting practice, except as required by GAAP or disclosed on the Company Financials;

(i)             implemented any material change to its cash management practices or its policies, practices or procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible accounts, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits (including by either accelerating the collection of Accounts Receivable in advance of its due date or delaying payment of any account payable);

(j)              incurred any Lien (other than a Permitted Lien) upon its properties, share capital or assets, tangible or intangible;

(k)            made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person other than acquisitions of inventory and supplies in the ordinary course of business;

(l)             failed to maintain in full force and effect insurance policies on its properties or assets providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under its policies of insurance;

(m)          made any material change in the rate of compensation (including salary and wages), commission, bonus or other direct or indirect remuneration payable, or agreed to pay, conditionally or otherwise, any material bonus, incentive, retention or other compensation, any change in control payment, retirement, welfare, fringe or termination or severance benefit or vacation pay, to or in respect of any member of senior management of the Company or any Company Subsidiary, other than increases and payments in the ordinary course of business consistent with past practice;

(n)             encountered any labor union organizing activity or had any actual or overtly threatened employee strikes, work stoppages, slowdowns or lockouts;

(o)            materially modified or changed its Business organization or materially and adversely modified or changed its relationship with its suppliers, customers and others having business relations with it;

(p)            except as otherwise required by applicable Law or in the ordinary course of business consistent with past practice, entered into, amended, modified, varied, altered or otherwise changed or terminated any of the Employee Benefit Plans;

(q)             entered into any Contract that is a Material Contract or Company Lease, other than in the ordinary course of business;

(r)              accelerated, terminated, materially modified or cancelled any Material Contract or Company Lease, other than in the ordinary course of business;

(s)         adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization;

(t)            failed to file any income or other material Tax Return or pay any material Taxes when due; made or changed any material Tax election; changed any annual Tax accounting period; adopted or changed any material Tax accounting method; filed any amended Tax Return; entered into any closing agreement with respect to Taxes; settled any material Tax claim or Tax assessment relating to the Company or any Company Subsidiary; or consented to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any Company Subsidiary;

(u)             settled any pending or threatened Proceeding requiring the payment of $25,000 individually or $50,000 in total, in each case, net of any insurance proceeds;

(v)             authorized, agreed, resolved or committed (on a contingent basis or otherwise) to any of the foregoing; or

(w)            made any payments to any HPS Lender (including through the prepayment of any outstanding Indebtedness under the Company Term Loan Agreement or the Company A/R Facility), issued any dividend or other cash distribution to any holder of Equity Interests in the Company in respect of such Equity Interests, or made any cash payment, other than in the ordinary course of business, to any employee, officer or director of the Company or a Company Subsidiary.

5.9      Absence of Litigation. Except as set forth in Section 5.9 of the Company Disclosure Schedule, there is no litigation, Proceeding, suit, claim, charge, grievance, or action by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, or any employee, officer or director of the Company or a Company Subsidiary (in their capacity as such) that would, individually or in the aggregate, reasonably be expected to be material to the Business. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary, nor any employee, officer or director of the Company or a Company Subsidiary (in their capacity as such) is subject to any material continuing or outstanding obligation pursuant to any order, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any Order, writ, judgment, injunction, decree, determination, assessment or award of any Governmental Authority (each an “Order”) (excluding customary confidentiality, non-disparagement, and similar provisions) that would, individually or in the aggregate, reasonably be expected to be material to the Business.

5.10    Employee Benefit Plans.

(a)          Section 5.10(a) of the Company Disclosure Schedule includes a list of all employees of the Company and the Company Subsidiaries that includes (i) employee name (or unique employee identifier), (ii) employer, (iii) job title, (iv) date of hire and age, (v) country and location of employment, (vi) current annual base compensation, salaried or hourly status, pay rate or contract fee; (vii) commission, bonus or other incentive-based compensation targeted for 2023 (if applicable), (viii) union-represented status and name of any applicable collective bargaining agreement; and (ix) employment status (i.e., active, disabled or on authorized leave).

(b)            Section 5.10(b) of the Company Disclosure Schedule includes a current, true and complete list of, as of the date of this Agreement, all material Plans.

(c)           With respect to each Plan, the Company has made available to Parent, as applicable, (i) a true and complete copy of the current plan document and all amendments thereto and any summaries of material modifications, (ii) copies of the most recent Internal Revenue Service (“IRS”) Form 5500 annual reports and (iii) copies of the most recently received IRS determination or opinion letter for each such Plan.

(d)            Neither the Company nor any Company ERISA Affiliate contributes to or has any obligation to contribute to, or has at any time within six (6) years prior to the Closing Date contributed to or had an obligation to contribute to, or has or has had any Liability (contingent or otherwise) under, and no Employee Benefit Plan of the Company or any Company Subsidiary is or was within the past six (6) years, (i) a Multiemployer Plan, (ii) a plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e)            None of the Plans provide, nor does the Company or any Company Subsidiary have any obligation to provide, retiree medical or life insurance to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state Law or for which the recipient pays the full cost of coverage.

(f)              Except as would not result in a Material Adverse Effect, (i) each Plan was established and has been adopted and administered in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code and (ii) the Company and the Company Subsidiaries have performed all obligations required to be performed by them under, are not in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan.

(g)            Except as would not result in a Material Adverse Effect, neither the Company nor any Company Subsidiary or, to the knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Plan.

(h)            No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan or the assets of any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Action, except as would not reasonably be material to the Business. To the Company’s knowledge, no Plan is, or in the last three (3) years has been, the subject of an examination or audit by any Governmental Authority or the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program, except as would not reasonably be material to the Business.

(i)             Each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or is a prototype plan that is subject to a favorable opinion letter from the IRS, in either case upon which the Company can rely, and to the Company’s knowledge nothing has occurred that has, or would reasonably be expected to, adversely affect the qualified status of any such Plan or the exempt status of any related trust.

(j)            Except as contemplated under this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event: (i) result in any material payment or benefit becoming due to or result in the forgiveness of any material indebtedness of any current or former employee, officer, director, consultant or other service provider of the Company or any Company Subsidiary under any Plan, (ii) materially increase any amount of compensation or benefits otherwise payable to any current or former employee, officer, director, consultant and/or other service provider of the Company or any Company Subsidiary under any Plan, (iii) result in the acceleration of the time of payment, or trigger any funding or vesting of any benefits to any current or former employee, officer, director, consultant and/or other service provider of the Company or any Company Subsidiary under any Plan or (iv) result in any payments or benefits that, individually or in combination with any other payment or benefit, could reasonably be expected to result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code.

(k)          Neither the Company nor any Company Subsidiary has a material obligation to indemnify, “gross up,” compensate, reimburse or make whole any current or former employee, officer, director, consultant or other service provider of the Company or any Company Subsidiary for any Taxes, including any Taxes imposed under Section 4999 or Section 409A of the Code.

(l)            Except as would not result in a Material Adverse Effect, neither the Company nor any Company Subsidiary has incurred any Liability for any Tax or civil penalty imposed under Chapter 43 of the Code or Sections 409 or 502 of ERISA that has not been satisfied in full.

(m)          Except as would not result in a Material Adverse Effect, each Plan that constitutes a deferred compensation plan within the meaning of Section 409A of the Code that is subject to Section 409A of the Code has been maintained in all respects, in form and operation, in accordance with the requirements of Sections 409A of the Code and applicable guidance thereunder.

(n)            Except as would not result in a Material Adverse Effect, each Plan subject to the Laws of any jurisdiction outside the United States (each, a “Non-U.S. Plan”) (i) has within the past three (3) years been maintained and administered in accordance with its terms and the requirements of all applicable Laws, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required by applicable Law or the terms of the Plan, to any extent, to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved or secured by an insurance policy, as applicable. No Non-U.S. Plan or Employee Benefit Plan maintained by a Governmental Authority to which the Company or any Company Subsidiary is required to contribute to pursuant to applicable Law is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA).

(o)            Section 5.10(o) of the Company Disclosure Schedule includes a current, true and complete list, as of the date of this Agreement, of all outstanding severance obligations of the Company or any Company Subsidiary, whether pursuant to an effective severance arrangement, communicated to a service provider with a future termination date or contingent on the execution of a release of claims by any such service provider, including the name of each such employee or former and the maximum amount of severance benefits owed to each such employee or former employee or would be payable upon termination of each such employee or former employee.

5.11    Labor and Employment Matters.

(a)           No employee of the Company or any Company Subsidiary is, to the knowledge of the Company, represented by a Union and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a Collective Bargaining Agreement, nor is there any duty on the part of the Company or any Company Subsidiary to bargain or consult with, or provide notice to, any Union which is representing any employee of the Company or any Company Subsidiary, in connection with the execution of this Agreement or the Transactions. There are and, for the prior three (3) years were, to the knowledge of the Company, no strikes lockouts, work stoppages, slowdowns, threatened unfair labor practice charges, material grievances, material labor arbitrations, picketing, hand billing or other material labor dispute with respect to any employees of the Company or any Company Subsidiaries, in each case, pursuant to the National Labor Relations Act. There are and, for the prior three (3) years have been, no union certification or representation petitions or demands with respect to any Seller or any employees of the Business and, to the knowledge of the Company, no union organizing campaign or similar effort is pending or threatened with respect to any Seller or any employees of the Business.

(b)            Except, in each case, as would not result in a Material Adverse Effect, no Seller is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

(c)          Except, in each case, as would not result in a Material Adverse Effect, each Seller: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “non-exempt” from overtime requirements under applicable Law; (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable Law, records of hours worked; (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has withheld, remitted and reported all material amounts required by Law or by agreement to be withheld, remitted and reported with respect to wages, salaries, end of service and retirement funds, superannuation and social security benefits and other payments to any current or former independent contractors or employees; and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business).

(d)          To the knowledge of the Company, (i) no employee or independent contractor of the Business is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition or related matters; and (ii) the continued employment by the Company and the Company Subsidiaries of their respective employees, and the performance of the contracts with the Company and the Company Subsidiaries by their respective independent contractors, will not result in any such violation, that would, in each case, cause material liability to the Business.

5.12    Real Property; Title to Assets.

(a)             The Company and the Company Subsidiaries own the Company Owned Real Property.

(b)          Section 5.12(b) of the Company Disclosure Schedule lists each Company Lease, together with the street address (to the extent available) and name of each other party thereto.

(c)          True and complete copies of all the Company Leases and each guaranty, amendment, modification, restatement or supplement thereto (collectively, the “Company Lease Documents”) have been made available to Parent.

(d)           Except as set forth in Section 5.12(d) of the Company Disclosure Schedule or that does not, individually or in the aggregate, constitute a Material Adverse Effect:

(i)         there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or the Company Subsidiaries the right to use or occupy all or any portion of the Company Real Property;

(ii)          all Company Leases are in full force and effect, are valid, binding and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, against the Company or the Company Subsidiaries, as applicable, and, to the knowledge of the Company, the other parties thereto; and there is not, under any of such Company Leases, any existing default or event of default by the Company or any Company Subsidiary or, to the knowledge of the Company, by the other party to such Company Leases; and

(iii)          to the Company’s knowledge, there are no material disputes with respect to any of the Company Leases or Lease Documents.

(e)          Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Company Leased Real Property, valid leasehold or sub-leasehold interests in, all of its assets, tangible and intangible, personal and mixed, used or held for use in its Business, except as would not reasonably be expected to be material to the Business, taken as a whole.

(f)           The Sellers have good and valid title to and have full power and right to sell, assign and deliver the Purchased Assets (subject to receiving any required consents listed on Section 5.5 of the Company Disclosure Schedule). Other than the Excluded Assets, the Purchased Assets constitute all of the assets, properties and rights that are necessary for and currently used in connection with the conduct of the Business as currently conducted (including the ownership, lease, operation and use of the Purchased Assets). Except as set forth on Section 5.12(f) and Section 5.5 of the Company Disclosure Schedule or as would not reasonably be expected to be material to the Business, taken as a whole, the Purchased Assets are free and clear of all Liens other than Permitted Liens.

5.13    Intellectual Property and Privacy.

(a)           As of the date of this Agreement, Section 5.13(a) of the Company Disclosure Schedule contains a true and complete list of all patents, patent applications, Trademark registrations and applications, copyright registrations and applications and domain name registrations, in each case, owned or purported to be owned by the Company or a Company Subsidiary (“Company Registered IP”). The Company Registered IP is subsisting and, to the Company’s knowledge, valid and enforceable.

(b)             A Seller owns or otherwise has sufficient right to use all material Intellectual Property used in connection with the Business as currently conducted.

(c)          The Company and the Company Subsidiaries (i) have paid all fees associated with maintaining and advertising on and through social media accounts and handles, and (ii) to the knowledge of the Company, are in material compliance with all applicable Laws and terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services in the conduct of their respective Businesses. No Person has made any claims or allegations against the Company or one of the Company Subsidiaries concerning any violation of law or any Person’s rights in connection with the use of those social media accounts and handles, except as would not reasonably be material to the Business.

(d)          The Company and the Company Subsidiaries have taken commercially reasonable measures to maintain in confidence all material Trade Secrets and other material Confidential Information constituting Company Owned IP or otherwise possessed by the Company or any Company Subsidiary in connection with the Businesses of the Company and the Company Subsidiaries, including by requiring each Person who has had access to such Trade Secrets and Confidential Information to execute an agreement that requires such Person to maintain the confidentiality of the same. To the Company’s knowledge, there has been no unauthorized access to or disclosure of any such Trade Secrets or Confidential Information.

(e)            As of the date of this Agreement, there are no Proceedings pending or, to the Company’s knowledge, threatened (including interference, re-examination, inter parties review, reissue, opposition, nullity or cancellation proceedings) (i) contesting the validity, ownership, scope or use of any Company Owned IP or (ii) making a claim against the Company or any Company Subsidiary alleging any infringement, misappropriation or other violation of any Intellectual Property rights of any person. Neither the operation of the respective Businesses of the Company and the Company Subsidiaries, nor the use of the Company Owned IP by the Company or any Company Subsidiary, infringes, misappropriates or otherwise violates, or has infringed, misappropriated, or otherwise violated in the last three (3) years, any Intellectual Property of any person in any material respect. To the knowledge of the Company, no person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated, or otherwise violated in the last three (3) years, any of the Company Owned IP. Neither the Company nor any of the Company Subsidiaries has received from or sent to any Person any written notice alleging any infringement, misappropriation or other violation of, including any invitations to license or desist from using any, Intellectual Property.

(f)           All past and present employees, consultants, independent contractors, management employees, founders or other persons who have created, conceived or developed material Intellectual Property for the Company or a Company Subsidiary have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, or such rights have been solely and exclusively assigned to the Company or one of the Company Subsidiaries by operation of law. To the Company’s knowledge, no such person (i) is in violation of any such agreement, (ii) owns any Intellectual Property used by or held for use by for Company or a Company Subsidiary or (iii) has made any claims with respect to, or has any right, license, claim or interest whatsoever in, such Intellectual Property.

(g)           The consummation of the transactions contemplated by this Agreement or any Transaction Document will not (and no event has occurred that would with or without notice or lapse of time or both) (i) result in any third party having or receiving any license, right, permission, covenant-not-to-sue or other authorization in or to any Company Owned IP, (ii) to the Company’s knowledge, result in a material violation of any Company Data Privacy/Security Requirements, or (iii) except as would not otherwise be material to the Business, require the consent, waiver or authorization of, or declaration, filing or notification to, any Person under any such Company Data Privacy/Security Requirement.

(h)         The Business IT Assets, in all material respects, (i) are adequate for, and operate and perform in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Business of the Company and the Company Subsidiaries, (ii) are free from bugs, errors or other defects, (iii) have not malfunctioned, crashed, failed, experienced denial of service attacks or continued substandard performance or other adverse events within the past three (3) years, and (iv) do not contain any Malicious Code. The Company and each Company Subsidiary has implemented and maintains anti-malware, anti-virus, backup, security, business continuity, and disaster recovery measures and technology consistent with industry standard practices.

(i)            The Company and each Company Subsidiary complies, and has in the past three (3) years complied in all material respects, with (i) its internal and external privacy and data security policies, (ii) all applicable and binding rules of self-regulatory organizations and codes of conduct, including the Payment Card Industry Data Security Standard (PCI DSS), (iii) all Information Privacy and Security Laws, and (iv) all contractual obligations concerning information security and data privacy (including the Processing of Personal Information) (collectively, the “Company Data Privacy/Security Requirements”). There are no, and have not been in the last three (3) years, any Proceedings pending by or, to the knowledge of the Company, threatened against either the Company or a Company Subsidiary concerning any Company Data Privacy/Security Requirement or compliance therewith or violation thereof.

(j)            The Company and each of the Company Subsidiaries has implemented and maintains a comprehensive information security plan (a “Company Security Plan”), which includes commercially reasonable physical, technical, organizational and administrative data security safeguards designed to protect the confidentiality, availability, integrity and security of the Business IT Assets and the information and data stored therein (including Personal Information and other sensitive information) from loss, damage, misuse or unauthorized use, access, modification, destruction, or disclosure, including cybersecurity and malicious insider risks. The Company Security Plan conforms, and at all times has conformed in all material respects with the Company Data Privacy/Security Requirements and any public statements made by the Company or the Company Subsidiaries regarding the Company Security Plan. In the past three (3) years, there has been no (i) material loss, damage, misuse or unauthorized use, access, modification, destruction, or disclosure, or other breach of security of the Personal Information maintained by or on behalf of the Company or any of the Company Subsidiaries (including, but not limited to, any event that would give rise to a breach or incident for which notification by the Company or a Company Subsidiary to individuals and/or Governmental Authorities is required under Company Data Privacy/Security Requirements), (ii) phishing, social engineering, or business email compromise incident that has resulted in a material monetary loss that has otherwise been or would reasonably be expected to be, individually or in the aggregate, material to the Business of Parent or the Parent Subsidiaries, or (iii) material breaches or unauthorized intrusions of the security of any Business IT Assets.

5.14    Taxes.

(a)          All income and all other material Tax Returns required to be filed by, or on behalf of, each Seller have been duly and timely filed (taking into account any extension of time to file), and each such Tax Return is true, correct and complete in all material respects.

(b)             All income and all other material Taxes owed by each Seller (whether or not shown on any Tax Return) have been paid in full.

(c)            Each Seller has withheld from amounts owing to any employee, creditor or other Person all Taxes required by Law to be withheld by such Seller, and has paid over to the proper Tax Authority in a timely manner all such withheld amounts required to have been so paid over, and has complied with all applicable reporting requirements with respect to such Taxes.

(d)          No Seller has received any written claim from any Tax Authority for unpaid Taxes of such Seller, that has not been paid or resolved, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Tax Authority with respect to any Taxes or Tax Returns of any Seller, in each case that has not been paid or resolved.

(e)           No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is currently pending or being conducted, or has been threatened by any Tax Authority, against any Seller.

(f)            No Seller has received written notice of any claim from a Tax Authority in a jurisdiction in which such Seller does not file Tax Returns that such Seller is or may be subject to Tax in such jurisdiction.

(g)             There are no Liens for Taxes upon any of the assets of any Seller except for Permitted Liens.

(h)           No Seller is party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, in each case, other than any agreement, contract or arrangement (i) the primary purpose of which does not relate to Taxes or (ii) to which solely one or more Sellers is a party.

(i)            No Seller has engaged in or entered into a “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b)

(j)             No Seller has waived any statute of limitations or agreed to any extension of the period for assessment or collection of any Tax, in each case, which waiver or extension has not since expired.

(k)             No Seller is or has been in the last five (5) years a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(l)            No Seller has any material liability for the Taxes of any person (other than, in the case of the Company, any Company Subsidiary, and in the case of any Company Subsidiary, each other Company Subsidiary and the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or as a transferee or successor (or otherwise by operation of law).

(m)          No Seller will be required to include any material amount, or exclude any material item of deduction or loss, from taxable income for any taxable period (or portion thereof) ending after the Closing Date (i) as a result of any installment sale or open transaction disposition made prior to the Closing, (ii) as a result of any prepaid amount received prior to the Closing, (iii) as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) as a result of any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law), (v) as a result of any use of an improper method of accounting prior to the Closing, or (vi) by reason of Section 965(a) of the Code or an election pursuant to Section 965(h) of the Code (or any similar provision of state, local or non-U.S. Tax Law).

(n)          Each direct and indirect Subsidiary of Estrella Media is disregarded as an entity separate from Estrella Media within the meaning of Treasury Regulations Section 301.7701-3.

5.15    Environmental Matters. Except for matters that are not and would not reasonably be expected to be material to the Business:

(a)            The Company and the Company Subsidiaries are now, and have been during the three (3) years prior to the date hereof, in compliance with all Environmental Laws, which compliance includes obtaining and complying with any permits required by Environmental Law for the operations of the Company and the Company Subsidiaries, and neither the Company nor any Company Subsidiary has received any written communication from any Person that alleges that the Company or any Company Subsidiary is in violation of, or has Liability or obligations under, any Environmental Law or any permit issued pursuant to Environmental Law;

(b)            There are no Environmental Claims or Orders pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary;

(c)           There have been no Releases of, or exposure to, any Hazardous Material at, on, under or migrating from any real property (including any facilities or structures located thereon) currently, or to the knowledge of the Company, formerly owned, leased or operated by the Company, any Company Subsidiary, or any of their respective predecessors, in each case, that would reasonably be expected to form the basis of any Environmental Claim against, or otherwise result in Liability under Environmental Law of, the Company or any Company Subsidiary; and

(d)           Neither the Company nor any Company Subsidiary has retained or assumed, either contractually or, to the knowledge of the Company, by operation of Law, any Liabilities of another Person that would reasonably be expected to form the basis of any Environmental Claim against, or otherwise result in Liability under Environmental Law of, the Company or any Company Subsidiary.

5.16    Material Contracts.

(a)           Section 5.16(a) of the Company Disclosure Schedule lists the following types of contracts and agreements used in the conduct of the Business in effect as of the date of this Agreement to which any Seller is a party or by which any of their respective assets is bound (such contracts and agreements as are required to be set forth Section 5.16(a) of the Company Disclosure Schedule (excluding any Plan listed on Section 5.10(a) of the Company Disclosure Schedule and excluding the Company Leases) being the “Material Contracts”):

(i)          each contract and agreement with consideration paid to or payable by a Seller of more than $100,000 (in cash or other consideration, including barter), in the aggregate, over any twelve (12)-month period (other than purchase orders, invoices or statements of work entered into in the ordinary course of business);

(ii)        all contracts or agreements with any employee, consultant or other service provider of the Business that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(iii)         all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $100,000, and any pledge agreements, security agreements or other collateral agreements in which a Seller granted to any person a security interest in or Lien on any of the property or assets of the Company or any Company Subsidiary used in the Business, and all agreements or instruments guarantying the debts or other obligations of any person;

(iv)        any Collective Bargaining Agreement between the Company or any of the Company Subsidiaries, on the one hand, and any Union, on the other hand, that relate to the Business;

(v)           all partnership, joint venture or similar agreements;

(vi)          all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K);

(vii)       all contracts and agreements related to any material acquisitions or dispositions by the Business of any assets or business of any Person (whether by merger, sale of stock or assets or otherwise) in the past two (2) years;

(viii)        all contracts and agreements that (A) limit, or purport to limit, the ability of any Seller or the Business to enter into, engage or compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses, (B) contain exclusivity or most favored nation terms or covenants or (C) contain minimum supply or purchase terms or requirements, rights of first refusal, first offer or preemptive rights or similar terms;

(ix)          all material contracts or agreements with any Company Holder or any Affiliate of any Company Holder;

(x)          all Orders, settlement agreements, or other contracts related to any Proceeding involving the Business (x) entered into at any time the past two (2) years or (y) containing material outstanding or unsatisfied obligations (excluding customary confidentiality, non-disparagement, and similar provisions);

(xi)          all Company IP Agreements that are material to the operation of the Business;

(xii)        any contract relating to Program Rights under which it would reasonably be expected that the Business would make annual payments in excess of $10,000 (in cash or other consideration, including barter) per year;

(xiii)         any network affiliation or similar contract to which the Company or its Subsidiaries is a party or by which the Business is bound;

(xiv)         any option or similar agreement relating to ownership or control of a broadcast station, including the Company Stations;

(xv)       any contract with a broker, finder or investment banker entitled to payment in connection with the consummation of the Transactions or reimbursement of expenses associated with services rendered in connection the Transactions, including the RBC Engagement Letter;

(xvi)         any contract that is a channel sharing agreement with a third party or parties with respect to the sharing of spectrum for the operation of two (2) or more separately owned television stations;

(xvii)        any contract relating to retransmission or distribution by any MVPD or other distributor, including streaming services or virtual MVPDs, that is material to the Business; and

(xviii)       any contract containing rights or obligations with respect to MVPD carriage under the FCC Rules that is material to the Business.

(b)           Each Material Contract is in full force and effect and a legal, valid and binding obligation of a Seller and, to the knowledge of the Company, the other parties thereto, and, except as would not be material to the Business, (A) no Seller is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party, (B) to the Company’s knowledge, no other party is in breach or violation of, or default under, or has received or delivered any notice of termination of, any Material Contract and (C) to the Company’s knowledge, no Seller has received any written or oral notice of, claim, breach, termination, non-renewal, material change or default under any such Material Contract. The Company has made available to Parent true and complete copies of all Material Contracts.

(c)          Except as would not reasonably be expected to be material to the Business, no Seller has received any written notice that any other party to any Purchased Contract intends to terminate, not renew, or challenge the validity or enforceability of any Purchased Contract.

5.17   MVPD Matters. Section 5.17 of the Company Disclosure Schedule sets forth, a list, as of the date of this Agreement, of all TV Station retransmission consent agreements with MVPDs that reported more than 5,000 paid subscribers to the Company or any Company Subsidiary as of December 31, 2023.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2022 through the date of this Agreement: (a) no such MVPD has provided written notice to the Company of any material signal quality issue (excluding any such issue that has been resolved) or, to the knowledge of the Company, sought any form of relief from carriage of a Company Station from a court or the FCC; (b) the Company has not received any written notice from any such MVPD of such MVPD’s intention to cease its carriage of a Company Station in such Company Station’s DMA; and (c) the Company has not received written notice of any petition seeking FCC modification of any market in which a Company Station is located.

5.18    Insurance.

(a)         Section 5.18(a) of the Company Disclosure Schedule sets forth, with respect to each currently in-force insurance policy under which the operation of the Business is insured by the Company or any Company Subsidiary (the “Company Insurance Policies”), (i) the names of the insurer and the policyholder, (ii) the policy number, (iii) the policy period, coverage line and amount of coverage, and (iv) the premium. Copies of the Company Insurance Policies, which, to the knowledge of the Company, are correct and complete, have been made available to Purchaser.

(b)           With respect to each Company Insurance Policy, except as would not reasonably be expected to be material to the Business: (i) such Company Insurance Policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and is in full force and effect; (ii) to the knowledge of the Company, neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under such Company Insurance Policy; (iii) to the knowledge of the Company, no insurer has been declared insolvent or placed in receivership, conservatorship or liquidation; (iv) the limits of such Company Insurance Policy are sufficient to comply with Material Contracts; (v) all premiums due and payable have been timely paid in full; and (vi) no written notice of denial of claim, termination or cancellation under such Company Insurance Policy has been received by the Company or any Company Subsidiary.

5.19    Certain Business Practices. Since January 1, 2022:

(a)            None of the Company, any Company Subsidiary, or, to the knowledge of the Company, any of their respective directors, officers, employees or agents (in their capacities as such), has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b)           None of the Company, any Company Subsidiary, or, to the knowledge of the Company, any of their respective directors, officers or employees, independent contractors or agents: (i) is or has been a Sanctioned Person; (ii) has directly or knowingly indirectly transacted business with or for the benefit of any Sanctioned Person in violation of applicable Sanctions or otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws in any material respect.

(c)           The operations of the Business are and have been conducted at all times in material compliance with applicable requirements of the Anti-Money Laundering Laws and Anti-Corruption Laws. No action, suit or Proceeding involving the Business with respect to Anti-Money Laundering Laws or Anti-Corruption Laws is pending or, to the knowledge of the Company, threatened by or before any Governmental Authority. To the extent required under applicable Anti-Money Laundering Laws, the Company and all Company Subsidiaries have maintained a system or systems of internal control reasonably designed to promote compliance with Anti-Money Laundering Laws.

(d)            There are not, and there have not been, any material internal or external investigations, audits, actions or Proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or, to the knowledge of the Company, any of their respective officers, directors, employees (in their capacities as such) or agents of any Anti-Corruption Laws, Sanctions or Ex-Im Laws in connection with the Business.

5.20   Related Party Transactions. No Related Party owns or has an interest (nor, since January 1, 2022, has any Related Party owned or had an interest in), in each case whether directly or indirectly, in any property, asset or right (other than, for the avoidance of doubt, Equity Interests of the Company or a Company Subsidiary owned by any such Related Party) that is used in the conduct of the Business and material to the Business taken as a whole.

5.21   Brokers. Except as set forth on Section 5.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions that would be required to be paid by Parent or its Affiliates based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

5.22    Personal Property. The Personal Property owned or leased by the Company and used in, held for use in or relating to the operation of the Business has been reasonably maintained in accordance with good business practice, is in good operating condition and repair, ordinary wear and tear excepted, has been installed and maintained in accordance with good workmanlike practices prevailing in the industry at the time of installation and maintenance, and is substantially suitable for its present uses.

5.23   Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article 5 (as modified by the Company Disclosure Schedule), the Company, on behalf of itself and its Affiliates and Representatives, hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company and Company Subsidiaries or its Affiliates and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Parent, Purchaser or any of their Affiliates or any of their Representatives by, or on behalf of the Company and Company Subsidiaries and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Article 5, none of the Company, the Company Subsidiaries, their respective Affiliates or any of their respective Representatives has made any representation or warranty, whether express or implied, including with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information (whether oral or written) made available to Parent, Purchaser or their respective Affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE 6.   REPRESENTATIONS AND WARRANTIES OF
PARENT AND PURCHASER

Except as set forth in the Parent SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) and the Parent Disclosure Schedule delivered by Parent in connection with this Agreement, Parent and Purchaser hereby represents and warrants to the Company as follows:

6.1      Organization and Qualification; Subsidiaries.

(a)          Parent is a corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Parent is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not be material to Parent and the Parent Subsidiaries, taken as a whole.

(b)           Each Parent Subsidiary, including Purchaser, is an entity, duly incorporated or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation (to the extent the applicable jurisdiction recognizes such concept) and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be material to Parent and the Parent Subsidiaries, taken as a whole.

(c)            A true and complete list of all the Parent Subsidiaries, together with the jurisdiction of incorporation or formation, as applicable, of each Parent Subsidiary and the number of shares and percentage of the outstanding Equity Interests of each Parent Subsidiary owned by Parent and each other Parent Subsidiary, is set forth in Section 6.1(c) of the Parent Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Parent Subsidiary except as set forth thereon. Except with respect to the Parent Subsidiaries, Parent does not directly or indirectly own (nor is party to any agreement or arrangement to own or acquire) any Equity Interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interest in, any corporation, partnership, joint venture or business association or other entity.

6.2     Organizational Documents. Parent and Purchaser have heretofore furnished to the Company complete and correct copies of the Parent Organizational Documents and the organizational documents of each Parent Subsidiary, with all amendments thereto as of the date hereof. Such organizational documents are in full force and effect as of the date hereof and neither Parent nor any Parent Subsidiary is in material violation of any provision thereunder.

6.3     Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 170,000,000 shares of Parent Class A Common Stock, (ii) 50,000,000 shares of Parent Class B Common Stock, (iii) 30,000,000 shares of Parent Class C Common Stock, and (iv) 10,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). As of the date of this Agreement, (i) 41,323,741  shares of Parent Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 5,413,197 shares of Parent Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of Parent Class C Common Stock are issued and outstanding, (iv) no shares of Parent Class A Common Stock or Parent Class B Common Stock are held in the treasury of Parent, and (v) no shares of Parent Preferred Stock designated as “Series A Convertible Preferred Stock” (“Series A Preferred Stock”) are issued and outstanding.

(b)           All outstanding shares of Parent Class A Common Stock and Parent Class B Common Stock (i) have been duly authorized, validly issued and fully paid, are non-assessable, are not subject to preemptive rights and were issued in compliance in all material respects with applicable Laws and any contract to which Parent is a party governing the issuance of such securities; (ii) were not issued in violation of the Parent Organizational Documents, (iii) are free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Parent Organizational Documents; and (iv) are not subject to or in violation of, any purchase option, call option, right of first refusal or offer, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Parent Organizational Documents or any contract to which Parent is a party or otherwise bound.

(c)            Except as set forth on Section 6.3(c) of the Parent Disclosure Schedule, there are no options, restricted stock, phantom stock, preemptive rights, warrants, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments relating to the issued or unissued Equity Interests of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue or sell any shares of Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, Parent or any Parent Subsidiary. Except as set forth on Section 6.3(c) of the Parent Disclosure Schedule, other than the awards granted under the Parent Equity Incentive Plans, neither Parent nor any Parent Subsidiary has granted any equity appreciation rights, profit interests or profit participation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based on the value or price of, any Equity Interests in Parent or any Parent Subsidiary.

(d)           There are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of Parent or any Parent Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Parent Subsidiary.

(e)           Section 6.3(e) of the Parent Disclosure Schedule sets forth a list of all indebtedness of Parent for borrowed money as of the date of this Agreement, including the outstanding amount of such indebtedness of Parent for borrowed money as of the date of this Agreement and the debtor and the creditor thereof.

6.4    Authority Relative to This Agreement. Each of Parent and Purchaser have all requisite corporate power and authority to enter into this Agreement and any other Transaction Documents to which it is a party thereto and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, in each case, subject to the consents, approvals, authorizations and other requirements described in Section 6.5 and the approval and adoption of this Agreement by the Required Parent Stockholder Approval at the Parent Stockholders’ Meeting. The execution and delivery of this Agreement by Parent and the consummation by Parent of the Transactions have been duly and validly authorized by the Parent Board and, upon receipt of the Required Parent Stockholder Approval, no other corporate proceedings on the part of Parent or the Parent Holders are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Purchaser, and, assuming due authorization and execution by the other Party, constitutes the valid and binding agreement of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject to the Remedies Exceptions. Each Transaction Document to be executed by Parent and Purchaser at or prior to the Closing will be, when executed and delivered by Parent and Purchaser, duly and validly executed and delivered and, assuming due authorization and execution by each other Party thereto and the consummation of the Closing, will constitute a valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject to any applicable Remedies Exception.

6.5      No Conflict; Required Filings and Consents.

(a)           The execution, delivery and performance of this Agreement or any other Transaction Document (to which Parent or Purchaser is or will be a party) by Parent and Purchaser does not, and subject to receipt of the consents, approvals, authorizations or permits, filings, registrations and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 6.5(b), and assuming all other required filings, waivers, approvals, consents, authorizations, registrations and notices disclosed in Section 6.5(b) of the Parent Disclosure Schedule have been made, obtained or given, the performance of this Agreement or any other Transaction Document (to which Parent or Purchaser is or will be a party) by Parent and Purchaser, will not, with or without notice or lapse of time: (i) conflict with, result in a breach or default of any provision of, or violate, the Parent Organizational Documents or the organizational documents of any Parent Subsidiary, (ii) conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of consent, notice, termination, amendment, acceleration or cancellation of (other than pursuant to any Parent Plan), or result in the creation of a material Encumbrance on any property or asset of Parent or any Parent Subsidiary pursuant to, any contract to which Parent or any Parent Subsidiary is a party or by which their respective assets are bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole.

(b)           The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization, registration or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, or (ii) where the failure to obtain such consents, approvals, authorizations, registrations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole.

6.6      Permits; Compliance. Each of Parent and the Parent Subsidiaries (i) is and, since January 1, 2022, has been in compliance in all material respects with any and all Laws applicable to Parent and the Parent Subsidiaries or its business, properties or assets, except for failures to comply or violations which would not be materially adverse to Parent and the Parent Subsidiaries, taken as a whole, or reasonably expected to materially interfere with the Transactions, and (ii) is in possession of all permits necessary for Parent or such Parent Subsidiary, as applicable to own, lease and operate its properties (including the Parent Leased Real Property) or carry on its business as it is now being conducted (the “Parent Permits”), except where the failure to have such Parent Permit would not be materially adverse to Parent and the Parent Subsidiaries, taken as a whole, and no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened in writing. Since January 1, 2022, (x) neither Parent nor any Parent Subsidiary has been sanctioned, fined or penalized for any violation of or failure to comply with any applicable Law, (y) neither Parent nor any Parent Subsidiary is, or has been, in conflict with, or in default, breach or violation of, any Parent Permit and (z) neither Parent nor any Parent Subsidiary has received any written inspection, report, notice of adverse finding, warning letter, resolution, writ, untitled letter or other correspondence with or from any Governmental Authority alleging or asserting non-compliance with applicable Laws or any Parent Permit by Parent or any of the Parent Subsidiaries, except, with respect to clauses (x), (y) and (z), for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to be materially adverse to Parent and the Parent Subsidiaries, taken as a whole.

6.7      SEC Filings: Financial Statements: Sarbanes-Oxley.

(a)          Parent has timely filed all prospectuses, registration statements, forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC since formation, together with any amendments, restatements or supplements thereto (collectively, the “Parent SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents, including any exhibits thereto required to be filed by it with the SEC subsequent to the date of this Agreement through the Closing Date (collectively, the “Additional Parent SEC Reports”), pursuant to the Exchange Act or the Securities Act. Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. As of their respective dates, (i) the Parent SEC Reports were, and the Additional Parent SEC Reports will be, in compliance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder and (ii) the Parent SEC Reports did not, at the time they were filed, or, if amended, as of the date of such amendment, and the Additional Parent SEC Reports will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Parent SEC Report or Additional Parent SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Parent SEC Report or Additional Parent SEC Report. Each director and executive officer of Parent has filed with the SEC on a timely basis all documents required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)         Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Parent SEC Reports or Additional Parent SEC Reports (i) was or will be prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC); (ii) complied or will comply, as applicable, in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof; and (iii) fairly presents or will fairly present, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein.

(c)           Except as and to the extent set forth in the Parent SEC Reports, none of Parent or any Parent Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of business of Parent.

(d)           Except as set forth on Section 6.7(d) of the Parent Disclosure Schedule, Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e)           Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that all material information relating to Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and made known on a timely basis to the individuals responsible for the preparation of Parent’s filing with the SEC and the other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.

(f)            There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent, and Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g)          Neither Parent (including any employee thereof) nor, to the knowledge of Parent, any of its independent auditors has identified, been made aware of, or received any written complaint, allegation, assertion or claim that, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent or Parent Subsidiary, (ii) any fraud, whether or not material, that involves Parent’s management or other employees of Parent or any Parent Subsidiary who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or any Parent Subsidiary or (iii) any claim or allegation regarding any of the foregoing.

(h)            As of the date hereof, there are no outstanding comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent and since January 1, 2022, none of the Parent SEC Reports filed on or prior to the date hereof has been or is subject to ongoing SEC review or investigation as of the date hereof.

(i)            Notwithstanding the foregoing, none of the representations and warranties of Parent set forth herein shall apply to any statement or information in the Parent SEC Reports or in any filing made by Parent in connection with the Transactions that relates to changes to historical accounting policies of Parent in connection with any order, directive, guideline, comment or recommendation from the SEC or Parent’s auditor or accountant that is applicable to Parent (collectively, the “SEC Guidance”), nor shall any correction, revision, amendment or restatement of Parent’s financial statements due to the SEC Guidance result in a breach of any representation or warranty by Parent.

6.8     Absence of Certain Changes or Events. Since September 30, 2023, and on and prior to the date of this Agreement, except as otherwise reflected in the Parent SEC Reports, as set forth on Section 6.8 of the Parent Disclosure Schedule or expressly contemplated by this Agreement, (a) Parent and the Parent Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business, (b) there has not been a Material Adverse Effect on Parent and Purchaser, and (c) Parent and Purchaser have not taken any of the following actions:

(a)          acquired (including by merger, consolidation or acquisition of shares), sold, leased, transferred, disposed of, mortgaged or assigned any assets, tangible or intangible, for an amount that exceeds $50,000 in the aggregate, other than sales of goods or services in the ordinary course of business;

(b)            incurred, assumed, guaranteed or discharged any Liability constituting Indebtedness;

(c)           canceled, compromised, knowingly waived or released any material right or claim (or series of related rights and claims) under any Material Contract, Parent Lease or Intellectual Property or any other material right or claim of Parent or Purchaser (which includes all rights under any confidentiality provisions of any Contract of Parent or any Parent Subsidiary), or disclosed any material trade secret of Parent or any Parent Subsidiary;

(d)            canceled, compromised, knowingly waived or released any right, claim or Account Receivable involving amounts that exceed $100,000 in the aggregate;

(e)            committed to make any capital expenditure (or series of related capital expenditures) involving amounts that exceed $100,000 in the aggregate;

(f)          suffered any damages to or destruction or loss of any tangible assets, (whether or not covered by insurance), involving or reasonably expected to involve amounts that exceed $10,000 in the aggregate;

(g)            modified the Parent Organizational Documents;

(h)         implemented any material change in any method of accounting or accounting practice, except as required by GAAP or disclosed on Parent’s financial statements;

(i)           implemented any material change to its cash management practices or its policies, practices or procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible accounts, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(j)             incurred any Lien (other than a Permitted Lien) upon its properties, share capital or assets, tangible or intangible;

(k)          made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person other than acquisitions of inventory and supplies in the ordinary course of business;

(l)          failed to maintain in full force and effect insurance policies on its properties or assets providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under its policies of insurance;

(m)         made any material change in the rate of compensation (including salary and wages), commission, bonus or other direct or indirect remuneration payable, or agreed to pay, conditionally or otherwise, any material bonus, incentive, retention or other compensation, any change in control payment, retirement, welfare, fringe or termination or severance benefit or vacation pay, to or in respect of any member of senior management of Parent or any Parent Subsidiary, other than increases and payments in the ordinary course of business consistent with past practice;

(n)           encountered any labor union organizing activity or had any actual or overtly threatened employee strikes, work stoppages, slowdowns or lockouts;

(o)           materially modified or changed its Business organization or materially and adversely modified or changed its relationship with its suppliers, customers and others having business relations with it;

(p)          except as otherwise required by applicable Law or in the ordinary course of business consistent with past practice, entered into, amended, modified, varied, altered or otherwise changed or terminated any of the Parent Plans;

(q)            entered into any Contract that is a Material Contract or Parent Lease, other than in the ordinary course of business;

(r)             accelerated, terminated, materially modified or cancelled any Material Contract or Parent Lease, other than in the ordinary course of business;

(s)          adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization;

(t)            failed to file any income or other material Tax Return or pay any material Taxes when due; made or changed any material Tax election; changed any annual Tax accounting period; adopted or changed any material Tax accounting method; filed any amended Tax Return; entered into any closing agreement with respect to Taxes; settled any material Tax claim or Tax assessment relating to Parent or any Parent Subsidiary; or consented to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to Parent or any Parent Subsidiary;

(u)           settled any pending or threatened Proceeding requiring the payment of $25,000 individually or $50,000 in total, in each case, net of any insurance proceeds; or

(v)            authorized, agreed, resolved or committed (on a contingent basis or otherwise) to any of the foregoing.

6.9      Absence of Litigation. There is no Action pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary, or any property or asset of Parent or any Parent Subsidiary, or any employee, officer or director of Parent or a Parent Subsidiary (in their capacity as such) that would, individually or in the aggregate, reasonably be expected to be material to Parent or any Parent Subsidiary. Neither Parent nor any Parent Subsidiary nor any property or asset of Parent or any Parent Subsidiary, nor any employee, officer or director of Parent or a Parent Subsidiary (in their capacity as such) is subject to any material continuing or outstanding obligation pursuant to any Order (excluding customary confidentiality, non-disparagement, and similar provisions) that would, individually or in the aggregate, reasonably be expected to be material to Parent or any Parent Subsidiary.

6.10    Employee Benefit Plans.

(a)            Section 6.10(a) of the Parent Disclosure Schedule includes a current, true and complete list of, as of the date of this Agreement, all material Parent Plans.

(b)           With respect to each Parent Plan, Parent has made available to the Company, as applicable, (i) a true and complete copy of the current plan document and all amendments thereto and any summaries of material modifications, (ii) copies of the most recent IRS Form 5500 annual reports and (iii) copies of the most recently received IRS determination or opinion letter for each such Parent Plan.

(c)            Neither Parent nor any Parent ERISA Affiliate contributes to or has any obligation to contribute to, or has at any time within six (6) years prior to the Closing Date contributed to or had an obligation to contribute to, or has or has had any Liability (contingent or otherwise) under, and no employee benefit plan of Parent or any Parent Subsidiary is or was within the past six (6) years, (i) a Multiemployer Plan, (ii) a plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d)            None of the Parent Plans provide, nor does Parent or any Parent Subsidiary have any obligation to provide, retiree medical or life insurance to any current or former employee, officer, director or consultant of Parent or any Parent Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state Law or for which the recipient pays the full cost of coverage.

(e)         Except as would not result in a Material Adverse Effect, (i) each Parent Plan was established and has been adopted and administered in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code and (ii) Parent and the Parent Subsidiaries have performed all obligations required to be performed by them under, are not in default under or in violation of, and have no knowledge of any default or violation by any party to, any Parent Plan.

(f)          Except as would not result in a Material Adverse Effect, neither Parent nor any Parent Subsidiary or, to the knowledge of Parent, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Parent Plan.

(g)          No Action is pending or, to the knowledge of Parent, threatened with respect to any Parent Plan or the assets of any Parent Plan (other than claims for benefits in the ordinary course) and, to the knowledge of Parent, no fact or event exists that would reasonably be expected to give rise to any such Proceeding, except as would not reasonably be material to Parent and the Parent Subsidiaries, taken as a whole. To Parent’s knowledge, no Plan is, or in the last three (3) years has been, the subject of an examination or audit by any Governmental Authority or the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program, except as would not reasonably be material to Parent and the Parent Subsidiaries, taken as a whole.

(h)          Each Parent Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or is a prototype plan that is subject to a favorable opinion letter from the IRS, in either case upon which Parent can rely, and to Parent’s knowledge nothing has occurred that has, or would reasonably be expected to, adversely affect the qualified status of any such Parent Plan or the exempt status of any related trust.

(i)            Except as contemplated under this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event: (i) result in any material payment or benefit becoming due to or result in the forgiveness of any material indebtedness of any current or former employee, officer, director, consultant and/or other service provider of Parent or any Parent Subsidiary under any Parent Plan, (ii) materially increase any amount of compensation or benefits otherwise payable to any current or former employee, officer, director, consultant or other service provider of Parent or any Parent Subsidiary under any Parent Plan, (iii) result in the acceleration of the time of payment, or trigger any funding or vesting of any benefits to any current or former employee, officer, director, consultant and/or other service provider of Parent or any Parent Subsidiary under any Parent Plan or (iv) result in any payments or benefits that, individually or in combination with any other payment or benefit, could reasonably be expected to result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code.

(j)            Neither Parent nor any Parent Subsidiary has a material obligation to indemnify, “gross up,” compensate, reimburse or make whole any current or former employee, officer, director, consultant or other service provider of Parent or any Parent Subsidiary for any Taxes, including any Taxes imposed under Section 4999 or Section 409A of the Code.

(k)          Except as would not result in a Material Adverse Effect, neither Parent nor any Parent Subsidiary has incurred any Liability for any Tax or civil penalty imposed under Chapter 43 of the Code or Sections 409 or 502 of ERISA that has not been satisfied in full.

(l)            Except as would not result in a Material Adverse Effect, each Parent Plan that constitutes a deferred compensation plan within the meaning of Section 409A of the Code that is subject to Section 409A of the Code has been maintained in all respects, in form and operation, in accordance with the requirements of Sections 409A of the Code and applicable guidance thereunder.

(m)          Except as would not result in a Material Adverse Effect, each Parent Plan subject to the Laws of any jurisdiction outside the United States (each, a “Non-U.S. Parent Plan”) (i) has within the past three (3) years been maintained and administered in accordance with its terms and the requirements of all applicable Laws, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required by applicable Law or the terms of the Parent Plan, to any extent, to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved or secured by an insurance policy, as applicable. No Non-U.S. Parent Plan or Employee Benefit Plan maintained by a Governmental Authority to which Parent or any Parent Subsidiary is required to contribute to pursuant to applicable Law is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA).

6.11       Labor and Employment Matters.

(a)           No employee of Parent or any Parent Subsidiary is, to the knowledge of Parent, represented by a Union and neither Parent nor any Parent Subsidiary is a party to, subject to, or bound by a Collective Bargaining Agreement, nor is there any duty on the part of Parent or any Parent Subsidiary to bargain or consult with, or provide notice to, any Union which is representing any employee of Parent or any Parent Subsidiary, in connection with the execution of this Agreement or the Transactions. There are and, for the prior three (3) years were, to the knowledge of Parent, no strikes lockouts, work stoppages, slowdowns, threatened unfair labor practice charges, material grievances, material labor arbitrations, picketing, hand billing or other material labor dispute with respect to any employees of Parent or any Parent Subsidiaries, in each case, pursuant to the National Labor Relations Act. There are and, for the prior three (3) years have been, no union certification or representation petitions or demands with respect to Parent or any Parent Subsidiaries or any of their employees and, to the knowledge of Parent, no union organizing campaign or similar effort is pending or threatened with respect to Parent, any Parent Subsidiaries, or any of their employees.

(b)          Except, in each case, as would not result in a Material Adverse Effect, neither Parent nor any Parent Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

(c)           Except, in each case, as would not result in a Material Adverse Effect, each of Parent and the Parent Subsidiaries: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “non-exempt” from overtime requirements under applicable Law; (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable Law, records of hours worked; (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has withheld, remitted and reported all material amounts required by Law or by agreement to be withheld, remitted and reported with respect to wages, salaries, end of service and retirement funds, superannuation and social security benefits and other payments to any current or former independent contractors or employees; and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business).

(d)          To the knowledge of Parent, (i) no employee or independent contractor of Parent or any Parent Subsidiary is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition or related matters; and (ii) the continued employment by Parent and the Parent Subsidiaries of their respective employees, and the performance of the contracts with Parent and the Parent Subsidiaries by their respective independent contractors, will not result in any such violation, that would, in each case, cause material liability to Parent.

6.12    Real Property; Title to Assets.

(a)           Section 6.12(a) of the Parent Disclosure Schedule lists the owner entity and street address of all the real property owned by any Parent or Parent Subsidiary (the “Parent Owned Real Property”).

(b)           Section 6.12(b) of the Parent Disclosure Schedule lists the street address of each of the Parent Leased Real Properties and also sets forth a list of each lease, sublease, license or other agreement pursuant to which Parent or any Parent Subsidiary leases, subleases, licenses or otherwise uses or occupies the Parent Leased Real Property (each, a “Parent Lease”), with the street address and name of each other party thereto.

(c)          True and complete copies of all the Parent Leases and each guaranty, amendment, modification, restatement or supplement thereto (collectively, the “Parent Lease Documents”) have been made available to the Company.

(d)          Except as set forth in Section 6.12(d) of the Parent Disclosure Schedule or that does not, individually or in the aggregate, constitute a Material Adverse Effect:

(i)         there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than Parent or the Parent Subsidiaries the right to use or occupy all or any portion of the Parent Real Property;

(ii)        all Parent Leases are in full force and effect, are valid, binding and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, against Parent or the Parent Subsidiaries, as applicable, and, to the knowledge of Parent, the other parties thereto; and there is not, under any of such Parent Leases, any existing default or event of default by Parent or any Parent Subsidiary or, to the knowledge of Parent, by the other party to such Parent Leases; and

(iii)        to Parent’s knowledge, there are no material disputes with respect to any of the Parent Lease Documents.

(e)            Each of Parent and the Parent Subsidiaries has legal and valid title to, or, in the case of the Parent Leased Real Property, valid leasehold or sub-leasehold interests in, all of its assets, tangible and intangible, personal and mixed, used or held for use in its Business, except as would not reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole.

(f)            Except as set forth on Section 6.12(f) of the Parent Disclosure Schedule or as would not reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole, the Parent Real Property is free and clear of all Liens other than Permitted Liens.

6.13       Intellectual Property; Data Privacy and Information Security.

(a)          As of the date of this Agreement, Section 6.13(a) of the Parent Disclosure Schedule contains a true and complete list of all patents, patent applications, Trademark registrations and applications, copyright registrations and applications and domain name registrations, in each case, owned or purported to be owned by Parent or a Parent Subsidiary (“Parent Registered IP”). The Parent Registered IP is subsisting and, to the Company’s knowledge, valid and enforceable.

(b)           Parent or one of the Parent Subsidiaries owns or otherwise has sufficient right to use all material Intellectual Property used in connection with the Business of Parent and the Parent Subsidiaries as currently conducted.

(c)          Parent and the Parent Subsidiaries (i) have paid all fees associated with maintaining and advertising on and through social media accounts and handles, and (ii) to the knowledge of Parent, are in material compliance with all applicable Laws and terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services in the conduct of their respective Businesses. No Person has made any claims or allegations against Parent or one of the Parent Subsidiaries concerning any violation of law or any Person’s rights in connection with the use of those social media accounts and handles.

(d)           Parent and the Parent Subsidiaries have taken commercially reasonable measures to maintain in confidence all material Trade Secrets and other material Confidential Information constituting Parent Owned IP or otherwise possessed by Parent or any Parent Subsidiary in connection with the Businesses of Parent and the Parent Subsidiaries, including by requiring each Person who has had access to such Trade Secrets and Confidential Information to execute an agreement that requires such Person to maintain the confidentiality of the same. To Parent’s knowledge, there has been no unauthorized access to or disclosure of any such Trade Secrets or Confidential Information.

(e)        As of the date of this Agreement, there are no Proceedings pending or, to Parent’s knowledge, threatened (including interference, re-examination, inter parties review, reissue, opposition, nullity or cancellation proceedings) (i) contesting the validity, ownership, scope or use of any Parent Owned IP or (ii) making a claim against Parent or any Parent Subsidiary alleging any infringement, misappropriation or other violation of any Intellectual Property rights of any person. Neither the operation of the respective Businesses of Parent and the Parent Subsidiaries, nor the use of the Parent Owned IP by Parent or any Parent Subsidiary, infringes, misappropriates or otherwise violates, or has infringed, misappropriated, or otherwise violated in the last three (3) years, any Intellectual Property of any person in any material respect. To the knowledge of Parent, no person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated, or otherwise violated in the last three (3) years, any of the Parent Owned IP. Neither Parent nor any of the Parent Subsidiaries has received from or sent to any Person any written notice alleging any infringement, misappropriation or other violation of, including any invitations to license or desist from using any, Intellectual Property.

(f)            All past and present employees, consultants, independent contractors, management employees, founders or other persons who have created, conceived or developed material Intellectual Property for Parent or a Parent Subsidiary have executed valid and enforceable written agreements with Parent or one of the Parent Subsidiaries, pursuant to which such persons assigned to Parent or the applicable Parent Subsidiary all of their entire right, title and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with Parent or the applicable Parent Subsidiary, or such rights have been solely and exclusively assigned to Parent or one of the Parent Subsidiaries by operation of law. To Parent’s knowledge, no such person (i) is in violation of any such agreement, (ii) owns any Intellectual Property used by or held for use by for Parent or a Parent Subsidiary or (iii) has made any claims with respect to, or has any right, license, claim or interest whatsoever in, such Intellectual Property.

(g)           The consummation of the transactions contemplated by this Agreement or any Transaction Document will not (and no event has occurred that would with or without notice or lapse of time or both) (i) result in any third party having or receiving any license, right, permission, covenant-not-to-sue or other authorization in or to any Parent Owned IP, (ii) to Parent’s knowledge, result in a material violation of any Parent Data Privacy/Security Requirements, or (iii) except as would not otherwise be material to Parent or a Parent Subsidiary, taken as a whole, require the consent, waiver or authorization of, or declaration, filing or notification to, any Person under any Parent Data Privacy/Security Requirement.

(h)         The Parent IT Systems, in all material respects, (i) are adequate for, and operate and perform in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Business of Parent and the Parent Subsidiaries, (ii) are free from bugs, errors or other defects, (iii) have not malfunctioned, crashed, failed, experienced denial of service attacks or continued substandard performance or other adverse events within the past three (3) years, and (iv) do not contain any Malicious Code. Parent and each Parent Subsidiary has implemented and maintains anti-malware, anti-virus, backup, security, business continuity, and disaster recovery measures and technology consistent with industry standard practices.

(i)           Parent and each Parent Subsidiary complies, and has in the past three (3) years complied in all material respects, with (i) its internal and external privacy and data security policies, (ii) all applicable and binding rules of self-regulatory organizations and codes of conduct, including the Payment Card Industry Data Security Standard (PCI DSS), (iii) all Information Privacy and Security Laws, and (iv) all contractual obligations concerning information security and data privacy (including the Processing of Personal Information) (collectively, the “Parent Data Privacy/Security Requirements”).  There are no, and have not been in the last three (3) years, any Proceedings pending by or, to the knowledge of Parent, threatened against either Parent or a Parent Subsidiary concerning any Parent Data Privacy/Security Requirement or compliance therewith or violation thereof.

(j)          Parent and each of the Parent Subsidiaries has implemented and maintains a comprehensive information security plan (a “Parent Security Plan”), which includes commercially reasonable physical, technical, organizational and administrative data security safeguards designed to protect the confidentiality, availability, integrity and security of the Parent IT Systems and the information and data stored therein (including Personal Information and other sensitive information) from loss, damage, misuse or unauthorized use, access, modification, destruction, or disclosure, including cybersecurity and malicious insider risks. The Parent Security Plan conforms, and at all times has conformed in all material respects with, the Parent Data Privacy/Security Requirements and any public statements made by Parent or the Parent Subsidiaries regarding the Parent Security Plan.  In the past three (3) years, there has been no (i) material loss, damage, misuse or unauthorized use, access, modification, destruction, or disclosure, or other breach of security of the Personal Information maintained by or on behalf of Parent or any of the Parent Subsidiaries (including, but not limited to, any event that would give rise to a breach or incident for which notification by Parent or a Parent Subsidiary to individuals and/or Governmental Authorities is required under Parent Data Privacy/Security Requirements), (ii) phishing, social engineering, or business email compromise incident that has resulted in a material monetary loss or that has otherwise been or would reasonably be expected to be, individually or in the aggregate, material to the Business of Parent or the Parent Subsidiaries, or (iii) material breaches or unauthorized intrusions of the security of any Parent IT Systems.

6.14    Taxes.

(a)            All income and all other material Tax Returns required to be filed by, or on behalf of, Parent and each Parent Subsidiary have been duly and timely filed (taking into account any extension of time to file), and each such Tax Return is true, correct and complete in all material respects.

(b)          All income and all other material Taxes owed by Parent and each Parent Subsidiary (whether or not shown on any Tax Return) have been paid in full.

(c)          Parent and each Parent Subsidiary have withheld from amounts owing to any employee, creditor or other Person all Taxes required by Law to be withheld by Parent or such Parent Subsidiary, as applicable, and have paid over to the proper Tax Authority in a timely manner all such withheld amounts required to have been so paid over, and have complied with all applicable reporting requirements with respect to such Taxes.

(d)           Neither Parent nor any Parent Subsidiary has received any written claim from any Tax Authority for unpaid Taxes of Parent or such Parent Subsidiary, as applicable, that has not been paid or resolved, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Tax Authority with respect to any Taxes or Tax Returns of Parent or any Parent Subsidiary, in each case that has not been paid or resolved.

(e)          No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is currently pending or being conducted, or has been threatened by any Tax Authority, against Parent or any Parent Subsidiary.

(f)           Neither Parent nor any Parent Subsidiary has received written notice of any claim from a Tax Authority in a jurisdiction in which Parent or such Parent Subsidiary, as applicable, does not file Tax Returns that Parent or such Parent Subsidiary, as applicable, is or may be subject to Tax in such jurisdiction.

(g)            There are no Liens for Taxes upon any of the assets of Parent or any Parent Subsidiary except for Permitted Liens.

(h)           Neither Parent nor any Parent Subsidiary is party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, in each case, other than any agreement, contract or arrangement (i) the primary purpose of which does not relate to Taxes, or (ii) to which solely one or more of Parent and/or any Parent Subsidiary is a party.

(i)          Neither Parent nor any Parent Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b).

(j)          Neither Parent nor any Parent Subsidiary has waived any statute of limitations or agreed to any extension of the period for assessment or collection of any Tax, in each case, which waiver or extension has not since expired.

(k)         Neither Parent nor any Parent Subsidiary is or has been in the last five (5) years a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(l)          Neither Parent nor any Parent Subsidiary has any material liability for the Taxes of any person (other than, in the case of Parent, any Parent Subsidiary, and in the case of any Parent Subsidiary, each other Parent Subsidiary and Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or as a transferee or successor (or otherwise by operation of law).

(m)         Neither Parent nor any Parent Subsidiary will be required to include any material amount, or exclude any material item of deduction or loss, from taxable income for any taxable period (or portion thereof) ending after the Closing Date (i) as a result of any installment sale or open transaction disposition made prior to the Closing, (ii) as a result of any prepaid amount received prior to the Closing, (iii) as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) as a result of any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law), (v) as a result of any use of an improper method of accounting prior to the Closing, or (vi) by reason of Section 965(a) of the Code or an election pursuant to Section 965(h) of the Code (or any similar provision of state, local or non-U.S. Tax Law).

6.15    Environmental Matters. Except for matters that are not and would not reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole:

(a)           Parent and the Parent Subsidiaries are now, and have been during the three (3) years prior to the date hereof, in compliance with all Environmental Laws, which compliance includes obtaining and complying with any permits required by Environmental Law for the operations of Parent and the Parent Subsidiaries, and neither Parent nor any Parent Subsidiary has received any written communication from any Person that alleges that Parent or any Parent Subsidiary is in violation of, or has liability or obligations under, any Environmental Law or any permit issued pursuant to Environmental Law;

(b)            there are no Environmental Claims or Orders pending or, to the knowledge of Parent, threatened, against Parent or any Parent Subsidiary;

(c)          there have been no Releases of, or exposure to, any Hazardous Material at, on, under or migrating from any real property (including any facilities or structures located thereon) currently, or to the knowledge of Parent, formerly owned, leased or operated by Parent, any Parent Subsidiaries, or any of their respective predecessors, in each case, that would reasonably be expected to form the basis of any Environmental Claim against, or otherwise result in Liability under Environmental Law of, Parent or any Parent Subsidiaries; and

(d)          neither Parent nor any Parent Subsidiary has retained or assumed, either contractually or, to the knowledge of Parent, by operation of Law, any Liabilities of another Person that would reasonably be expected to form the basis of any Environmental Claim against, or otherwise result in Liability under Environmental Law of, Parent or any Parent Subsidiaries.

6.16       Material Contracts.

(a)           Section 6.16(a) of the Parent Disclosure Schedule lists the following types of contracts and agreements to which Parent or any Parent Subsidiary is a party or by which any of their respective assets is bound (such contracts and agreements as are required to be set forth Section 6.16(a) of the Parent Disclosure Schedule (excluding any Parent Plan listed on Section 6.10(a) of the Parent Disclosure Schedule and excluding the Parent Leases) being the “Parent Material Contracts”):

(i)          each contract and agreement with consideration paid to or payable by Parent or any of the Parent Subsidiaries of more than $100,000 (in cash or other consideration, including barter), in the aggregate, over any twelve (12)-month period (other than purchase orders, invoices or statements of work entered into in the ordinary course of business);

(ii)        all contracts or agreements with any employee, consultant or other service provider of Parent or any of the Parent Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(iii)        all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $100,000, and any pledge agreements, security agreements or other collateral agreements in which Parent or any Parent Subsidiary granted to any person a security interest in or Lien on any of the property or assets of Parent or any Parent Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person;

(iv)       any Collective Bargaining Agreement between Parent or any of the Parent Subsidiaries, on the one hand, and any Union, on the other hand;

(v)          all partnership, joint venture or similar agreements;

(vi)         all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K);

(vii)        all contracts and agreements related to any material acquisitions or dispositions by Parent or any Parent Subsidiary of any assets or business of any Person (whether by merger, sale of stock or assets or otherwise) in the past two (2) years;

(viii)      all contracts and agreements that (A) limit, or purport to limit, the ability of Parent or any Parent Subsidiary to enter into, engage or compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses, (B) contain exclusivity or most favored nation terms or covenants or (C) contain minimum supply or purchase terms or requirements, rights of first refusal, first offer or preemptive rights or similar terms;

(ix)      all Orders, settlement agreements, or other contracts related to any Proceeding involving Parent or any Parent Subsidiary or any of their assets (x) entered into at any time the past two (2) years or (y) containing material outstanding or unsatisfied obligations (excluding customary confidentiality, non-disparagement, and similar provisions);

(x)          all Parent IP Agreements that are material to the operation of the Business of Parent and the Parent Subsidiaries;

(xi)      any contract relating to Program Rights under which it would reasonably be expected that Parent or any Parent Subsidiaries would make annual payments in excess of $10,000 (in cash or other consideration, including barter) per year;

(xii)        any network affiliation or similar contract to which Parent or any Parent Subsidiary is a party;

(xiii)       any option or similar agreement relating to ownership or control of a broadcast station; and

(xiv)      any contract with a broker, finder or investment banker entitled to payment in connection with the consummation of the Transactions or reimbursement of expenses associated with services rendered in connection the Transactions.

(b)          Each Parent Material Contract is in full force and effect and a legal, valid and binding obligation of Parent or the Parent Subsidiaries and, to the knowledge of Parent, the other parties thereto, and, except as would not be material to Parent and the Parent Subsidiaries, taken as a whole, (A) neither Parent nor any Parent Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party, (B) to Parent’s knowledge, no other party is in breach or violation of, or default under, or has received or delivered any notice of termination of, any Material Contract and (C) to Parent’s knowledge, Parent and the Parent Subsidiaries have not received any written or oral notice of, claim, breach, termination, non-renewal, material change or default under any such Material Contract. Parent has made available to the Company true and complete copies of all Material Contracts.

6.17    Insurance.

(a)           Section 6.17(a) of the Parent Disclosure Schedule sets forth, with respect to each currently in-force material insurance policy under which Parent or any Parent Subsidiary is an insured (the “Parent Insurance Policies”), (i) the names of the insurer and the policyholder, (ii) the policy number, (iii) the policy period, coverage line and amount of coverage, and (iv) the premium. Copies of the Parent Insurance Policies, which, to the knowledge of Parent, are correct and complete, have been made available to the Company.

(b)         With respect to each Parent Insurance Policy, except as would not be expected to be material to Parent and the Parent Subsidiaries, taken as a whole: (i) the Parent Insurance Policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and is in full force and effect; (ii) to the knowledge of Parent, neither Parent nor any Parent Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the Parent Insurance Policy; (iii) to the knowledge of Parent, no insurer has been declared insolvent or placed in receivership, conservatorship or liquidation; (iv) the limits of the Parent Insurance Policy are sufficient to comply with Parent Material Contracts; (v) all premiums due and payable have been timely paid in full; and (vi) no written notice of denial of claim, termination or cancellation has been received by Parent or any Parent Subsidiary.

6.18    Board Approval; Vote Required.

(a)           The Parent Board, by resolutions duly adopted by a majority vote of those voting at a meeting duly called and held, and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Parent and its stockholders, (ii) approved, among other things, the execution, delivery and performance of this Agreement, the other Transaction Documents and the Transactions and declared their advisability upon the terms and subject to the conditions set forth herein, (iii) resolved to recommend the approval of the issuance of the shares of Parent Class A Common Stock pursuant to the Warrant as contemplated by this Agreement and the issuance of the shares of Parent Class A Common Stock pursuant to the Option Agreement by the stockholders of Parent entitled to vote thereon and directed that such matter be submitted for consideration of the stockholders of Parent at the Parent Stockholders’ Meeting, and (iv) approved the Articles of Amendment to be filed on the Closing Date, subject to the terms and conditions set forth herein, and which designates a portion of the Company’s Preferred Stock as the Parent Series B Preferred Stock. The only vote of the holders of any class or series of shares of capital stock of Parent necessary to approve the Transactions is the Required Parent Stockholder Approval.

(b)            Parent, as the sole member and manager of the Purchaser has (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Purchaser, and (ii) approved, among other things, the execution, delivery and performance of this Agreement, the other Transaction Documents and the Transactions and declared their advisability upon the terms and subject to the conditions set forth herein.

(c)          No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of antitakeover statute or regulation or any anti-takeover provision in the Parent Organizational Documents is, and Parent has no rights plan, “poison pill” or similar agreement that is, or at the Effective Time will be, applicable to this Agreement or the Transactions.

6.19    Certain Business Practices. Since January 1, 2022:

(a)            None of Parent, any Parent Subsidiary, or, to the knowledge of Parent, any of their respective directors, officers, employees or agents (in their capacities as such), has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b)           None of Parent, any Parent Subsidiary, or, to the knowledge of Parent, any of their respective directors, officers or employees, independent contractors or agents: (i) is or has been a Sanctioned Person; (ii) has directly or knowingly indirectly transacted business with or for the benefit of any Sanctioned Person in violation of applicable Sanctions or otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws in any material respect.

(c)          The operations of Parent and each Parent Subsidiary are and have been conducted at all times in material compliance with applicable requirements of the Anti-Money Laundering Laws and Anti-Corruption Laws. No action, suit or Proceeding involving Parent or any Parent Subsidiary with respect to the Anti-Money Laundering Laws or Anti-Corruption Laws is pending or, to the knowledge of Parent, threatened by or before any Governmental Authority. To the extent required under applicable Anti-Money Laundering Laws, Parent and all Parent Subsidiaries have maintained a system or systems of internal control reasonably designed to promote compliance with Anti-Money Laundering Laws.

(d)           There are not, and there have not been, any material internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by Parent, any Parent Subsidiary, or, to the knowledge of Parent, any of their respective officers, directors, employees (in their capacities as such) or agents of any Anti-Corruption Laws, Sanctions or Ex-Im Laws.

6.20  Interested Party Transactions. Except as set forth in Section 6.20 of the Parent Disclosure Schedule and for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer, manager, stockholder (including the Parent Holders) or other affiliate of Parent or any Parent Subsidiary, and none of their respective parents, siblings, descendants, spouses or descendants of their spouses, has or has had, directly or indirectly: (a) a beneficial interest in any Parent Material Contract, (b) any contractual or other arrangement with Parent or any Parent Subsidiary and (c) any interest in any property, assets or right, tangible or intangible, which is used by Parent or any Parent Subsidiary.

6.21    Brokers. Except as set forth on Section 6.20 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

6.22   Personal Property.  The personal property owned or leased by Parent or the Purchaser or any Parent Subsidiary has been reasonably maintained in accordance with good business practice, is in good operating condition and repair, ordinary wear and tear excepted, has been installed and maintained in accordance with good workmanlike practices prevailing in the industry at the time of installation and maintenance, and is substantially suitable for its present uses.

6.23  Independent Investigation. Parent has conducted its own independent investigation, review and analysis of the Business, operations, assets, liabilities, results of operations, financial condition, technology, management and prospects of the Company, which investigation, review and analysis were done by Parent and its Representatives.  In entering into this Agreement, Parent acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company, its respective Affiliates or any of their respective Representatives (except the representations and warranties of the Company expressly set forth in Article 5).     Parent hereby acknowledges and agrees that none of the Company or its Affiliates or any of their respective Representatives or any other Person will have or be subject to any claim or Liability to Parent, its Affiliates or any of their respective Representatives or equityholders or any other Person resulting from the distribution to Parent, its Affiliates or their respective Representatives of, or Parent’s, its Affiliates’ or their respective Representatives’ use of, any information relating to the Company or its Affiliates, including any information, documents or material made available to Parent, its Affiliates or their respective Representatives, whether orally or in writing, in any data room (including the Virtual Data Room), any management presentations (formal or informal), functional “break-out” discussions, responses to questions submitted on behalf of Parent, its Affiliates or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement.  Parent further acknowledges that no Representative of the Company, the Company Controlling Stockholder, or any of their respective Affiliates has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article 5 of this Agreement and subject to the limited remedies herein provided.

6.24   Conversion. Prior to or effective as of the Closing, Parent has converted all of the shares of Series A Preferred Stock into shares of Parent Class A Common Stock in accordance with the Amended and Restated Articles of Incorporation of Parent.

6.25   Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article 6 (as modified by the Parent Disclosure Schedule), Parent and Purchaser hereby expressly disclaim and negate any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Parent and the Parent Subsidiaries and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, or any of its Affiliates or Representatives by, or on behalf of Parent and the Parent Subsidiaries and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement or in any certificate delivered by Parent pursuant to this Agreement, none of Parent, the Purchaser, their respective Affiliates or Representatives have made any representation or warranty, whether express or implied, including with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company or any of its Affiliates or Representatives or any other person, and any such representations or warranties are expressly disclaimed.

 ARTICLE 7.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AGGREGATOR

Except as set forth in the Company Disclosure Schedule delivered by the Company in connection with this Agreement, the Company Aggregator hereby represents and warrants to Parent as follows:

7.1     Organization; Authority Relative to this Agreement. The Company Aggregator is duly organized, validly existing and in good standing under the laws of Delaware.  The Company Aggregator has all requisite limited liability power and authority to enter into this Agreement and any other Transaction Documents to which it is a party thereto and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, in each case, subject to the consents, approvals, authorizations and other requirements described in Section 5.5. This Agreement has been duly and validly executed and delivered by the Company Aggregator and, assuming due authorization and execution by each other Party, constitutes the valid and binding agreement of the Company Aggregator, enforceable against the Company Aggregator in accordance with its terms, subject to the Remedies Exceptions. Each Transaction Document to be executed by the Company Aggregator at or prior to the Closing will be, when executed and delivered by the Company Aggregator, duly and validly executed and delivered and, assuming due authorization and execution by each other Party thereto and the consummation of the Closing, will constitute a valid and binding obligation of the Company Aggregator, enforceable against the Company Aggregator in accordance with its terms, subject to any applicable Remedies Exception.

7.2      No Conflict.

(a)          The execution and delivery of this Agreement or any other Transaction Document (to which the Company Aggregator is a party) by the Company Aggregator does not, and subject to receipt of the consents, approvals, authorizations or permits, filings, registrations and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 5.5(b), and assuming all other required filings, waivers, approvals, consents, authorizations, registrations and notices disclosed in Section 5.5(b) of the Company Disclosure Schedule have been made, obtained or given, and the performance of this Agreement or any other Transaction Document (to which the Company Aggregator is a party) by the Company Aggregator, will not (i) conflict with, result in a breach or default of any provision of, or violate, the organizational documents of the Company Aggregator, or (ii) conflict with or violate any Law applicable to the Company Aggregator, except, with respect for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to be material to the Company Aggregator.

(b)           The execution and delivery of this Agreement by the Company Aggregator does not, and the performance of this Agreement by the Company Aggregator will not, require any consent, approval, authorization, registration or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any U.S. Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, or (ii) where the failure to obtain such consents, approvals, authorizations, registrations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the Company Aggregator and its Subsidiaries, taken as a whole.

7.3     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions that would be required to be paid by Parent or its Affiliates based upon arrangements made by or on behalf of the Company Aggregator.

7.4    Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article 7, the Company Aggregator, on behalf of itself and its Affiliates, hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company Aggregator or its Affiliates and any matter relating to it, including its affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Parent or Purchaser or any of their Affiliates or any of their Representatives by, or on behalf of the Company Aggregator and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement or in any certificate delivered by the Company Aggregator pursuant to this Agreement, none of the Company Aggregator or its Affiliates or Representatives has not made any representation or warranty, whether express or implied, including with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company Aggregator (including the reasonableness of the assumptions underlying any of the foregoing), and any such representations or warranties are expressly disclaimed.

ARTICLE 8.   ADDITIONAL AGREEMENTS

8.1      Delivery of Financial Statements.

(a)         After the date hereof, the Company Aggregator and the Company shall, and the Company shall cause the Company Subsidiaries to, and shall direct their respective Representatives (including their respective auditors) to, use their respective reasonable best efforts to assist Parent in causing to be prepared, as promptly as practicable, any financial statements that Parent is required to file with the SEC pursuant to Form 8-K and Rule 3-05 under the Exchange Act or that are necessary in order for Parent to comply with Article 11 of Regulation S-X under the Exchange Act (which, for the avoidance of doubt, shall include: (i) audited financial statements of the Business for the fiscal years ended December 31, 2023 and December 31, 2022, together with all related notes and schedules thereto, accompanied by the reports thereon of the independent auditors of the Businesses (the “Business Audited Financial Statements”); (ii) unaudited financial statements of the Businesses for the fiscal quarter ending March 31, 2024 (including the comparable information for the comparable prior-year end), in each case prepared on the same basis as the Business Audited Financial Statements (except that they contain the notes required by GAAP as applicable to interim financial statements and are subject to normal year-end adjustments); and (iii) in connection with each of the foregoing clauses (i) and (ii) all other financial data regarding the Business reasonably required to permit Parent to prepare pro forma financial statements required under Regulation S-X under the Securities Act; and in the case of clauses (i) and (ii), that would meet the requirements of Rule 3-05 of Regulation S-X under the Securities Act, and that would satisfy the requirements of Item 9.01 of Form 8-K with respect to financial statements of the business acquired if included on a Form 8-K/A filed by Parent on the 75th day after the Closing (a “Closing Form 8-K/A”) to amend a Form 8-K filed by Parent announcing the Closing on the date hereof (assuming such filings are made on such dates, without regard to whether actually made on such dates)).

(b)          The Company Aggregator and the Company shall, and shall direct their respective accountants, auditors and employees to use their respective reasonable best efforts to, (i) discuss, cooperate and provide information reasonably requested by Parent or its Representatives, that is reasonably necessary for Parent to prepare unaudited pro forma financial statements of Parent for the periods described in Section 8.1(a) above, and (ii) reasonably cooperate with Parent with regards to responding to any comments from the SEC concerning such pro forma financial statements.  Purchaser shall reimburse the Company Aggregator and the Company for their reasonable out-of-pocket costs and expenses associated with this Section 8.1(b).

(c)          Following the delivery of the Business Audited Financial Statements, the Company shall use its reasonable best efforts to promptly enable, and shall direct, its auditors to provide to Parent (and not withdraw) their consent to incorporation by reference into any registration statements filed by Parent or its Affiliates under the Securities Act of their audit reports with respect to the Business Audited Financial Statements.

8.2      Proxy Statement.

(a)            As promptly as practicable after the filing by Parent of a Closing Form 8-K/A, (i) Parent shall prepare and file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) in preliminary form to be sent to the stockholders of Parent relating to the special meeting of Parent’s stockholders (the “Parent Stockholders’ Meeting”) to be held to consider approval of the issuance of shares of Parent Class A Common Stock upon exercise of the Warrant and the issuance of shares of Parent Class A Common Stock pursuant to the Option Agreement (the “Parent Proposal”), and (ii) Parent, shall prepare and file any other filings required under the Securities Act or the Exchange Act in connection with the transactions contemplated by this Agreement. Parent shall not file the Proxy Statement (or any amendments or supplements thereto) or any other filings required under the Securities Act or the Exchange Act in connection with the transactions contemplated by this Agreement with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent shall give due consideration to, and consider in good faith, all reasonable additions, deletions or changes suggested by the Company and its counsel. Each of the Company Aggregator and the Company shall promptly furnish all information concerning itself as Parent may reasonably request in connection with such actions and the preparation of the Proxy Statement. Parent shall use its reasonable best efforts to (A) cause the Proxy Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, and (B) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement.

(b)         No filing of, or amendment or supplement to, the Proxy Statement will be made by Parent without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Parent will advise the Company promptly after it receives notice of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC or its staff with respect to the Proxy Statement and any amendment to the Proxy Statement filed in response thereto.

(c)         If, at any time prior to the Parent Stockholders’ Meeting, any event or circumstance relating to Parent or its officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d)           Each of the Company Aggregator and the Company represent that the information supplied by such Person for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, and (ii) the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading; provided, however, notwithstanding the foregoing, no representation or warranty is made by the Company Aggregator or the Company (as applicable) with respect to information or statements made or incorporated by reference in the Proxy Statement that were not supplied by or on behalf of the Company Aggregator or the Company, as applicable, for use therein.  If, at any time prior to the Parent Stockholders’ Meeting, any event or circumstance relating to the Company Aggregator or the Company, or their respective Affiliates, officers or directors, should be discovered by the Company Aggregator or the Company (as applicable) which should be set forth in an amendment or a supplement to the Proxy Statement, the Company Aggregator or the Company, as applicable, shall promptly inform Parent.

(e)         Parent represents that the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, and (ii) the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein (in light of the circumstances under which they were made) not misleading; provided, however, notwithstanding the foregoing, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Proxy Statement that were supplied by the Company Aggregator or the Company. If, at any time prior to the Parent Stockholders’ Meeting, any event or circumstance should be discovered by Parent which should be set forth in an amendment or a supplement to the Proxy Statement, Parent shall promptly inform the Company and the Company Aggregator and file with the SEC an appropriate amendment or supplement to the Proxy Statement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement to the stockholders of Parent. All documents that Parent is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

8.3      Parent Stockholders’ Meeting.

(a)          Parent shall cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable (but in any event within five (5) days) (such date, the “Mailing Date”) after the earliest to occur of (i) clearance of the Proxy Statement by the SEC, (ii) confirmation by the SEC that it will not review the Proxy Statement, or (iii) the tenth (10th) calendar day after the filing of the preliminary Proxy Statement if the SEC fails to notify Parent of its intent to review the Proxy Statement (such earliest date, the “SEC Clearance Date”).

(b)         Parent shall establish a record date for, duly call, give notice of, convene and hold the Parent Stockholders’ Meeting as promptly as practicable after the SEC Clearance Date for the purpose of voting solely upon the Parent Proposal (but in any event the Parent Stockholders’ Meeting shall be held within forty-five (45) days of the Mailing Date). Parent shall use its reasonable best efforts to obtain the Required Parent Stockholder Approval at the Parent Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Parent Proposal, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. Parent shall cooperate with and keep the Company Aggregator and the Company informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its stockholders. Notwithstanding the foregoing, Parent may adjourn or postpone the Parent Stockholders’ Meeting with the consent of the Company (not to be unreasonably withheld, conditioned or delayed) (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to Parent’s stockholders within a reasonable amount of time in advance of the Parent Stockholders’ Meeting, (ii) as otherwise required by applicable Law, (iii) if as of the time for which the Parent Stockholders’ Meeting is scheduled as set forth in the Proxy Statement, there are insufficient shares of Parent Common Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting or (iv) if there are insufficient proxies in favor of adoption of the Parent Proposal. In no event will the record date of the Parent Stockholders’ Meeting be changed without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required by applicable Law or the bylaws of Parent. The Parent Board shall recommend to its stockholders that they approve the Parent Proposal and shall include such recommendation in the Proxy Statement.

8.4     Employee Matters.

(a)          From Closing through May 31, 2024 (the “Transition End Date”), the Company agrees to continue to employ each person employed by the Company or a Company Subsidiary as of the Closing Date who is not identified on Schedule 8.4(a)(i) (each identified on Schedule 8.4(a)(i), a “Transferred Employee”, and each person excluded from Schedule 8.4(a)(i) who is employed by the Company or a Company Subsidiary as of the Closing Date and listed on Schedule 8.4(a)(ii), a “Company Operational Employee”), subject to the terms and conditions of the Employee Leasing Arrangement, entered into by the Company and Purchaser, dated as of the date hereof (the “Employee Leasing Agreement”). Prior to the Transition End Date, Parent (or a Subsidiary thereof) shall make offers of employment, effective as of the day following the Transition End Date, to all Transferred Employees employed by the Company or a Company Subsidiary as of the Transition End Date.  From the day following the Transition End Date through the first anniversary of the Closing Date, Parent shall provide, or shall cause one of its Subsidiaries to provide, to each Transferred Employee who accepts such offer of employment (each, a “Continuing Employee”), (i) salary (or hourly base wage rate) that is no less favorable than was provided to the applicable Continuing Employee as of the Transition End Date, (ii) severance benefit protections for each Continuing Employee that are no less favorable than, at Parent’s election, (x) the severance benefit protections that such Continuing Employee would be eligible to receive under the Plan in which such Continuing Employee participates as of the Effective Time or (y) the severance benefit protections provided by Parent or its Subsidiaries, as the case may be, to similarly situated employees of Parent or its Subsidiaries, as applicable, as of the date of the Transferred Employee’s termination, (iii) annual target cash bonus opportunities as determined by the Parent Board or management of Parent (as applicable) following the Transition End Date, and (iv) other health and welfare employee benefits that are substantially comparable in the aggregate to, at Parent’s election, (x) the health and welfare benefits such Continuing Employee would be eligible to receive under the Plan in which such Continuing Employee participates as of the Effective Time or (y) the health and welfare benefits provided by Parent or its Subsidiaries, as the case may be, to similarly situated employees of Parent or its Subsidiaries, as applicable, from time to time.  In connection with the Option Closing (as defined in the Option Agreement), Parent will determine in good faith whether any Company Operational Employee shall be offered employment by Parent or one of its Subsidiaries; provided, that Parent shall be under no obligation to make any such offer of employment; provided, however, that Parent shall be solely responsible for any severance or similar termination payments or benefits that may become payable to any Company Operational Employee who does not receive an offer of employment from Parent or one of its Subsidiaries pursuant to this Section 8.4(a).

(b)         Following the Transition End Date, Parent shall, or shall cause one of its Subsidiaries to, cause each employee benefit or compensation plan or program sponsored or maintained by Parent or its Subsidiaries in which a Continuing Employees is eligible to participate following the Transition End Date to recognize the service of such Continuing Employee with the Company or a Company Subsidiary (and any predecessor thereto) prior to the Transition End Date for purposes of eligibility, vesting and level of benefits (other than for purposes of benefit accrual under any defined benefit pension plans or retiree health or welfare plans or rights to participate in any frozen plan) under such plans or programs, except to the extent that such recognition of service would operate to duplicate any benefits of a Continuing Employee with respect to the same period of service.  With respect to any Employee Benefit Plan sponsored or maintained by Parent or its Subsidiaries in which a Continuing Employee is eligible to participate following the Transition End Date, Parent shall use commercially reasonable efforts to (i) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Continuing Employee to the extent that such limitation would have been waived or satisfied under the Employee Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time and (ii) credit each Continuing Employee for any co-payments or deductibles incurred by such Continuing Employee in such plan year for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Employee Benefit Plan. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

(c)         As soon as practicable following the Transition End Date, each Continuing Employee shall be eligible to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of his or her account balances (in cash, including participant loans) under the Company 401(k) Plan to the Parent 401(k) Plan in the form of cash and participant loan notes. For the avoidance of doubt, the contribution of any such eligible rollover distributions must be at the request of the Continuing Employee and shall not be automatic.

(d)           Notwithstanding anything contained herein to the contrary, with respect to any Continuing Employees who are covered by a Collective Bargaining Agreement or who are subject to Laws outside of the United States, Parent shall provide compensation and benefits at least as favorable as those required by any obligations under the applicable Collective Bargaining Agreement or under the Laws of the countries and political subdivisions thereof under which such Continuing Employee is subject.

(e)           Nothing in this Agreement shall confer upon any employee or other service provider any right to continue in the employ or service of Parent or any of its Subsidiaries, the Company, any Company Subsidiary or any Affiliate of Parent.  In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Employee Benefit Plan maintained or sponsored by Parent or any of its Subsidiaries or Affiliates or the Company or any of its Subsidiaries or Affiliates, or (ii) alter or limit the ability of Parent or any of its Subsidiaries or Affiliates or the Company or any of its Subsidiaries or Affiliates to amend, modify or terminate any Employee Benefit Plan or any other compensation or benefit or employment plan, program, agreement or arrangement.  Nothing in this Section 8.4 shall create any third-party beneficiary rights in any employee or other service provider (or any beneficiaries or dependents thereof).

8.5     Taxes.

(a)           The Purchaser shall be responsible for and shall pay any and all Transfer Taxes when due, and shall, at its own expense, file all necessary Tax Returns and other documentation with respect to such Transfer Taxes; provided, however, that, if required by Law, the Sellers will join in the execution of any such Tax Returns.

(b)           The Sellers shall prepare and file all Tax Returns relating to Seller Taxes in a manner consistent with past practice (except as otherwise required by Law), and the Sellers shall pay all Taxes due with respect to such Tax Returns.  In addition, each Seller shall, at the cost and expense of the Purchaser, prepare and timely file all Tax Returns (in a manner consistent with past practice, except as otherwise required by Law) required to be filed with respect to such Seller that reflect Taxes other than Seller Taxes (each such Tax Return, a “Purchaser Reviewed Return”). With respect to any Purchaser Reviewed Return, such Seller shall submit such Purchaser Reviewed Return to the Purchaser for the Purchaser’s review and comment as soon as reasonably practicable, and in no event less than ten (10) Business Days, prior to the due date for filing such Purchaser Reviewed Return (including any applicable extension), and such Seller shall incorporate the Purchaser’s reasonable comments thereto, and the Purchaser shall be responsible for the payment of, and timely pay, any Taxes set forth on such Tax Returns.  If any Tax Authority shall notify any Seller of any audit, contest, claim, proceeding or inquiry with respect to any Purchaser Reviewed Return, such Seller shall promptly notify the Purchaser in writing and shall provide the Purchaser with copies of any notices and other documents received from any Tax Authority in respect thereof. The Purchaser shall control the conduct of any audit, contest, claim, proceeding or inquiry with respect to any Purchaser Reviewed Return and shall be responsible for all costs (including Taxes) resulting therefrom.

(c)          The Purchaser shall prepare and timely file all Tax Returns with respect to the Business and the Purchased Assets for all Straddle Periods and for all taxable periods beginning after the date hereof, and shall pay all Taxes reflected on such Tax Returns.  For the avoidance of doubt, the Sellers shall timely pay all income Taxes imposed on the Sellers as a result of the Transactions.

(d)           The Company shall not make any election, or take or permit to be taken any other action, the result of which is any direct or indirect Subsidiary of Estrella Media ceasing to be disregarded as an entity separate from Estrella Media within the meaning of Treasury Regulations Section 301.7701-3.

8.6      Insurance Matters.

(a)        Purchaser acknowledges and agrees that the Company Insurance Policies are part of the corporate insurance program maintained by the Company and the Company Subsidiaries, and that such policies will not be transferred to the Purchaser. From and after the date hereof, except as set forth in Section 2.1(a), the Company shall retain all right, title and interest in and to the Company Insurance Policies, including the right to any credit or return premiums due, paid or payable in connection with the termination thereof.

(b)            With respect to any events or circumstances pertaining to the Business that relate to the period prior to the date hereof and are eligible for coverage under any occurrence-based Company Insurance Policy in effect as of the date hereof (such events or circumstances, a “Pre-Closing Insurance Matter”), until claims can no longer be made under such Company Insurance Policies pursuant to their terms, the Company will use its commercially reasonable efforts to provide the Purchaser with access to such Company Insurance Policies and shall reasonably cooperate with the Purchaser, and take commercially reasonable actions to assist the Purchaser in submitting claims with respect to such Pre-Closing Insurance Matter (including with respect to any collateral requirements under any Company Insurance Policy with respect to a Pre-Closing Insurance Matter). Until the earlier of (A) the date that is eighteen months after the date hereof, and (B) the Option Closing, if requested by Purchaser, the Company will, at the Purchaser’s sole cost and expense (which shall include all insurance renewal costs, including insurance premiums), renew on substantially similar terms all claims made and discovery-based Company Insurance Policies that are in effect at the Effective Time that would provide coverage for the Business for events or circumstances pertaining to the Business that relate to the period prior to the Closing and will use its commercially reasonable efforts to provide Purchaser with access to such policies. The Purchaser and its Affiliates shall be solely responsible for (i) any deductibles, premiums, co-payments, similar cost-sharing payments or self-insured retentions with respect to such Pre-Closing Insurance Matter and (ii) any out-of-pocket costs and expenses of the Company or its Subsidiaries (including reasonable attorneys’ fees) with respect to such Pre-Closing Insurance Matter that are not covered under the relevant Company Insurance Policy. For the avoidance of doubt, neither the Purchaser nor any of its Affiliates shall have, and the Purchaser shall not and shall cause its Affiliates not to seek, any rights to cause the Company or any Company Subsidiaries to pay any deductible or self-insured retention amount with respect to any claim.  The Purchaser shall notify the Company promptly of any such Pre-Closing Insurance Matter for which it seeks coverage on behalf of the Purchased Assets and Assumed Liabilities and each party shall keep the other fully informed regarding the status of the Pre-Closing Insurance Matter. From and after the Closing, the Purchaser shall be responsible for securing all insurance it considers appropriate for the Purchased Assets.

8.7      Post-Closing Cooperation; Privilege.

(a)          Subject to Section 8.7(b), for a period of seven (7) years after the Closing, upon reasonable notice, the Purchaser and the Company shall furnish or cause to be furnished to each other and their employees, counsel, auditors and other Representatives reasonable access (including the ability to make copies), during normal business hours, to such employees, counsel, auditors and other Representatives, books and records within the control of such party or any of its Affiliates as is reasonably necessary for (i) financial reporting, Tax matters, accounting matters and reporting obligations promulgated by any Governmental Authority or stock exchange, and (ii) defense or prosecution of litigation and disputes with third parties; provided, that, subject to Section 8.7(b), notwithstanding anything to the contrary in this Agreement, neither the Purchaser nor the Company shall be required to provide access to or disclose information to the other party or any of their respective Representatives where (A) upon the advice of counsel, such access or disclosure would reasonably be expected to jeopardize any Privilege (as defined in Section 8.7(b) below), (B) upon the advice of counsel, such disclosure would reasonably be expected to contravene any applicable Law, fiduciary duty or binding agreement; provided that such Party shall use reasonable best efforts to provide such information in a manner that does not violate such applicable Law, duty or agreement; or (C) the Purchaser or any of its Affiliates, on the one hand, and the Company, Company Aggregator or any of their respective Affiliates, on the other hand, are adverse parties in an Action and such access or information is reasonably pertinent thereto.

(b)          The Parties agree that their respective rights and obligations to maintain, preserve, assert or waive any attorney-client, work product or similar privileges belonging to any Party with respect to the Businesses, the Purchased Assets, the Assumed Liabilities, the Excluded Assets, or the Excluded Liabilities (collectively, “Privileges”), shall be governed by the provisions of this Section 8.7(b). With respect to (i) Seller Taxes, and (ii) business records of the Sellers or any of their Affiliates prepared in connection with any Transaction Document or the Transactions (the foregoing clauses (i) - (iii), collectively, the “Specified Matters and Information”), the Sellers shall, subject to Section 8.7(a), have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against the Purchaser and its Affiliates. After the date hereof, the Purchaser shall have sole authority to determine whether to assert or waive any Privileges with respect to matters relating to the Purchased Assets and Assumed Liabilities except for the Specified Matters and Information.   The rights and obligations created by this Section 8.7(b) shall apply to all Specified Matters and Information as to which Sellers or their Affiliates would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby (the “Privileged Information”). Upon receipt by the Sellers or their Affiliates, or the Purchaser and its Affiliates, as the case may be, of any subpoena, discovery or other request from any Person that actually calls for the production or disclosure of Privileged Information of the other Party, the Sellers or the Purchaser, as applicable, shall promptly notify the other Party of the existence of the request and shall provide such other Party a reasonable opportunity to review the Privileged Information and to assert any rights it may have under this Section 8.7(b) or otherwise to prevent the production or disclosure of Privileged Information. The access to books and records and other information being granted pursuant to this Section 8.7 shall not be asserted by the Sellers or the Purchaser or their respective Affiliates to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 8.7(b) or otherwise.

(c)           Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 8.7.  Neither party shall be required by this Section 8.7 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

8.8      Confidentiality; Public Announcements.

(a)          From and after the date hereof, each of the Company Aggregator and the Company shall, and shall cause their respective Subsidiaries and use their reasonable best efforts to direct their respective Representatives and Affiliates, to keep confidential and not use (other than with respect to the Company and its Subsidiaries and their respective Representatives, in respect of the ownership and operation of the Excluded Assets and the Excluded Liabilities) any non-public information primarily relating to the Purchased Assets and the Assumed Liabilities (such information, the “Business Confidential Information”).  In the event that the Company Aggregator, the Company or any Company Subsidiary is required by any judicial, administrative, legislative or regulatory body (a “Legal Process”) to disclose any of the Business Confidential Information, such Person shall provide the Purchaser with prompt prior written notice of any such requirement, to the extent permitted by such Legal Process, so that the Purchaser may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 8.8(a).  If, in the absence of a protective order or other remedy or the receipt of a waiver by the Purchaser, the Company Aggregator, the Company or a Company Subsidiary are nonetheless required by such Legal Process to disclose Business Confidential Information, such Person may disclose to the applicable Governmental Authority only that portion of the Business Confidential Information which counsel to such Person advises is legally required to be disclosed; provided, however, that such Person shall use its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to the disclosed portion of such Business Confidential Information.

(b)           The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Parent and the Company prior to the execution of this Agreement and such initial press release (the “Closing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, Parent shall file a current report on Form 8-K (the “Closing Form 8-K”) with the Closing Press Release and a description of this Agreement as required by, and in compliance with, the applicable securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Parent shall consider such comments in good faith. From and after the date hereof, each of Parent, the Company Aggregator and the Company shall not make any public statements (including through social media platforms) with respect to this Agreement or the Transactions without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed) except (i) after prior consultation and good faith consideration of the other Party’s comments to the extent practicable in the circumstances, to the extent required by applicable Law or stock exchange rules (in which case such Party shall, to the extent practicable, consult in good faith with the other Parties before making such public statement), or (ii) for any statement made by a Party in connection with a dispute between the Parties regarding this Agreement or the Transactions. Furthermore, nothing contained in this Section 8.8 shall prevent Parent, the Company or the Company Aggregator and/or their respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their direct or indirect current or prospective general and limited partners, equity holders, members, managers and investors, in each case, who are subject to customary confidentiality restrictions.

8.9      Restrictive Legends. The Company acknowledges and agrees that the Parent Contributed Securities and any securities issued or issuable with respect to such securities by way of stock dividend or stock split or in connection with a combination of shares, conversion of such securities, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control, other reorganization or otherwise, shall bear restrictive legends in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS OR DOCUMENTATION REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR APPLICABLE SECURITIES LAWS.

The legend set forth above shall be removed and Parent shall issue a certificate without such legend to the holder of any such securities upon which it is stamped, if (i) such securities are registered for sale under an effective registration statement filed under the Securities Act, (ii) such securities are eligible for resale pursuant to Rule 144 promulgated under the Securities Act, or (iii) if such securities are proposed to be sold pursuant to an exemption from registration and Parent receives an opinion of counsel reasonably satisfactory to Parent and any other documentation reasonably requested by Parent with respect to compliance with such exemption.

8.10    Retained Enforcement Rights. During the period from and after the date hereof and prior to the Option Closing, the Company shall, and shall cause its Subsidiaries to, to the extent permitted by applicable Law, consult with Purchaser with respect to the potential enforcement of the Retained Enforcement Rights with respect to any employee of the Company or any Subsidiary of the Company that is not a Transferred Employee; provided, that, notwithstanding the foregoing, any decision to enforce the Retained Enforcement Rights shall be in the sole discretion of the Company (following consultation with Purchaser as provided in this Section 8.10).

8.11   Further Assurances. At any time and from time to time following the Closing, at the request of any party hereto and without further consideration, Parent, the Purchaser and the Sellers, as applicable, shall execute and deliver, or cause to be executed and delivered, such further documents and instruments and shall take, or cause to be taken, such further actions as the other party may reasonably request or as otherwise may be necessary or desirable to evidence and make effective the Transactions.

8.12    Wrong Pockets; Mail.

(a)         Following the Closing, all payments and reimbursements received by the Sellers with respect to any Purchased Asset or Assumed Liability and the Purchaser with respect to any Excluded Assets or Excluded Liabilities, shall be held by such Person in trust for the benefit of the applicable Seller or the Purchaser, as applicable, and, promptly following receipt thereof (and in any case within ten (10) Business Days) paid over to such other Person.

(b)            Following the Closing, in the event that through inadvertence, mistake, or otherwise, the Purchaser or the Company discovers that any Purchased Asset or Assumed Liability was retained by a Seller and, as a result, was not transferred, assigned, conveyed, and delivered to the Purchaser at the Closing, the Company shall (and shall cause the other Sellers to) transfer, assign, convey and deliver such Purchased Asset or Assumed Liability, as applicable, to the Purchaser for no additional consideration (with any related cost and expense to be equally borne by the Purchaser and the applicable Seller), and shall execute such further documents and instruments necessary to give effect to and evidence such transfer, assignment, conveyance and delivery to the Purchaser.

(c)            Following the Closing, in the event that through inadvertence, mistake, or otherwise, the Purchaser or the Company discovers that any Excluded Asset or Excluded Liability was transferred, assigned, conveyed and delivered to the Purchaser at the Closing, the Purchaser shall transfer, assign, convey and deliver such Excluded Asset or Excluded Liability, as applicable, to the applicable Seller for no additional consideration (with any related cost and expense to be equally borne by the Purchaser and such Seller) and shall execute such further documents and instruments necessary to give effect to and evidence such transfer, assignment, conveyance and delivery to such Seller.

(d)           For income Tax purposes, the Parties shall treat any transfer set forth in this Section 8.12 as having occurred at the Closing, except to the extent otherwise required by Law.

(e)           The Company and the Sellers authorize the Purchaser, on and after the Closing Date, to receive and open all mail and other communications received by the Purchaser relating to the Business and, except where related to the Excluded Assets or the Excluded Liabilities (discussed below), to deal with the contents of such communications in good faith and in a proper manner. The Company shall (and shall cause the other Sellers to) promptly deliver to the Purchaser any mail or other communication received by the Sellers or their Affiliates after the Closing Date pertaining to the Purchased Assets or the Assumed Liabilities. Parent and the Purchaser authorize the Company and the Company Aggregator, on and after the Closing Date, to receive and open all mail and other communications received by the Company or the Company Aggregator relating to the Excluded Assets and Excluded Liabilities and to deal with the contents of such communications in good faith and in a proper manner. Parent and the Purchaser shall (and shall cause their Affiliates to) promptly deliver to the Company and the Company Aggregator any mail or other communication received by Parent, the Purchaser or their respective Affiliates after the Closing Date pertaining to the Excluded Assets or the Excluded Liabilities.

8.13   Bulk Sales Laws. Each party hereto hereby waives compliance by the Sellers with the provisions of any applicable “bulk sales,” “bulk transfer” or similar laws in connection with the consummation of the Transactions (other than any such law relating to Taxes); provided, that any Liability resulting or arising from any violation of or failure to comply with any bulk sales, bulk transfer or similar law (other than any such law relating to Taxes) of any jurisdiction in connection with the consummation of the Transactions shall be an Assumed Liability for all purposes under this Agreement.

8.14    Release.

(a)          Effective as of the Closing, each of the Company and the Company Aggregator, for and on behalf of themselves and their respective Affiliates and their respective successors and assigns (the “Seller Releasing Parties”), hereby releases, acquits and forever discharges Parent, the Purchaser, and their respective Affiliates from any and all manner of Proceedings and Liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, that any Seller Releasing Party ever had, has or may have against Parent, the Purchaser, or any of their Affiliates by reason of the allocation of the Purchase Price, or any other amounts payable or paid by either Parent or the Purchaser hereunder, among the Sellers or any of their Affiliates. Notwithstanding anything herein to the contrary, nothing in this Section 8.14(a) shall operate to release, acquit or discharge any of the obligations, covenants and agreements arising under this Agreement or any other Transaction Documents.  The Company and the Company Aggregator each acknowledge and agree that the agreements contained in Section 8.14(a) are an integral part of the transactions contemplated by this Agreement and that, without such agreements, neither Parent nor Purchaser would enter into this Agreement.

(b)          Effective as of the Closing, each of Parent and the Purchaser, for and on behalf of themselves and their respective Affiliates and their respective successors and assigns (the “Purchaser Releasing Parties”), hereby releases, acquits and forever discharges Parent, the Purchaser, and their respective Affiliates from any and all manner of Proceedings and Liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, that any Purchaser Releasing Party ever had, has or may have against the Company, the Company Aggregator, or any of their Affiliates by reason of the allocation of the Purchase Price, or any other amounts payable or paid by either Parent or the Purchaser hereunder, among the Sellers or any of their Affiliates. Notwithstanding anything herein to the contrary, nothing in this Section 8.14(b) shall operate to release, acquit or discharge any of the obligations, covenants and agreements arising under this Agreement or any other Transaction Documents.  Parent and the Purchaser each acknowledge and agree that the agreements contained in Section 8.14(b) are an integral part of the transactions contemplated by this Agreement and that, without such agreements, neither the Company noir the Company Aggregator would enter into this Agreement.

(c)            Notwithstanding anything to the contrary set forth herein, nothing in this Agreement shall limit a claim for Fraud.

8.15   Legal Entity Names. Effective immediately after Closing, Purchaser, on behalf of itself and its Affiliates, hereby grants a limited, non-exclusive, non-sublicensable right to Sellers and their Affiliates to use “ESTRELLA” as part of each of their legal entity names solely in the form used in such legal entity names immediately prior to the Closing Date (“Approved Entity Names”) solely to the extent and only for the time period during which any Seller or any of Sellers’ Affiliates require such Approved Entity Name to maintain its or their Company FCC Licenses.  If any Seller or any Seller Affiliate no longer requires such Approved Entity Name to maintain its Company FCC License, such entity shall, as soon as practicable, make all filings with any and all offices, agencies and bodies and take all other actions reasonably necessary to adopt a new legal entity name that does not include “ESTRELLA” or any term or Trademark that is confusingly similar thereto.

8.16   Intellectual Property Chain of Title Clean-Up. Within three (3) months after the Closing Date, at Purchaser’s sole cost and expense, the Sellers shall use their reasonable best efforts to, and shall reasonably cooperate and consult in advance with Parent to, take all steps necessary or advisable under applicable Laws to submit for recording with the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable, filings to: (i) release the security interests in favor of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH recorded at Reel/Frames 5426/0935, 3543/0664, 3305/0528, 2909/589, and 2544/857; (ii) release the security interest in favor of WELLS FARGO FOOTHILL INC. recorded at Reel/Frame 3188/0462; and (iii) change the named owner of U.S. copyrights #PA0001383676 and #PAU003112933 to a Seller mutually-agreed to by the Company and Purchaser.

ARTICLE 9.   GENERAL PROVISIONS

9.1      Survival. None of the representations or warranties contained in this Agreement shall survive the Closing and all such representations and warranties shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof); provided, that nothing in the foregoing shall affect: (i) those covenants and agreements contained herein that contemplate performance after the Closing or by their terms expressly apply in whole or in part after the Closing, and (ii) this Article 9 and any corresponding definitions set forth in Article 1, each of which shall survive the Closing.

9.2      Notices. All notices (including notices for consent under this Agreement), requests, claims, demands and other communications hereunder shall be: (a) in writing; (b) sent by messenger, certified or registered mail, a reliable overnight delivery service or email, charges prepaid as applicable, to the appropriate address(es) (including with a copy) set forth below; and (c) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by: (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, mail or express delivery service; or (ii) confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate electronic mail address on a specified date, if sent by email. All such communications shall be sent to the following addresses, or to such other addresses as any party may inform the others by giving five (5) Business Days’ prior written notice pursuant to this Section 9.2:

if to Parent or the Purchaser:

MediaCo Holding Inc.
48 West 25th Street, Floor 3
New York, NY 10010
Attention: Chief Financial Officer and Vice President of Legal
Email: legal@mediacoholding.com with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Philip Richter; Colum J. Weiden
Email: Philip.Richter@friedfrank.com; Colum.Weiden@friedfrank.com if to the Company:

Estrella Broadcasting, Inc
1 Estrella Way
Burbank, CA 91504
Attention: Peter Markham
Email: pmarkham@EstrellaMedia.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Brian Scrivani; Jeffrey Marell
Email: bscrivani@paulweiss.com; jmarell@paulweiss.com

if to the Company Aggregator:

SLF LBI Aggregator, LLC
40 West 57th Street, 32nd Floor
New York, NY 10019
Attention: Colbert Cannon
Email: colbert.cannon@hpspartners.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Brian Scrivani; Jeffrey Marell
Email: bscrivani@paulweiss.com; jmarell@paulweiss.com

9.3        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

9.4         Entire Agreement; Successors and Assigns. This Agreement (including the Disclosure Schedules (as defined below) and the Exhibits, schedules and annexes hereto and thereto) and the Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations pursuant to this Agreement without the prior written consent of the other Parties. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.4 shall be void ab initio.

9.5     No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the Parties, any right or remedies under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties and may represent an allocation of risk among the Parties associated with particular matters regardless of the knowledge of any of the Parties. Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.6     Disclosure Schedules. The Company Disclosure Schedule, the Parent Disclosure Schedule (collectively, the “Disclosure Schedules”) and the Exhibits and Schedules attached hereto and thereto shall be construed with, and as an integral part of, this Agreement. Each capitalized term used in any Exhibit, Schedule or Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement. The Disclosure Schedules have been arranged in numbered and lettered sections and subsections corresponding to the applicable numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in the applicable Disclosure Schedule shall constitute an exception to, or as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes reference and shall also be deemed to be constructively disclosed or set forth in any other section in such Disclosure Schedule relating to other sections of this Agreement to the extent a cross-reference is expressly made to such other section in such Disclosure Schedule or to the extent that the relevance of such item as an exception to, or as applicable, disclosure for the purposes of, another section of this Agreement is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to, or is disclosed for the purposes of, such other section of this Agreement. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed hereby. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect,” or other similar terms in this Agreement. The inclusion of any item in the Disclosure Schedules shall not constitute an admission by the Company Aggregator, the Company or Parent, as applicable, that such item is or is not material. No disclosure in any Disclosure Schedule relating to any possible breach or violation of any Contract, Law or order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The Disclosure Schedules and the information contained in the Disclosure Schedules are intended only to qualify or provide disclosure for the purposes of the applicable representations, warranties and covenants contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties or covenants.

9.7      Governing Law; Consent to Jurisdiction.

(a)           This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive Law to govern this Agreement).

(b)          With respect to any and all Proceedings arising directly or indirectly out of or otherwise relating to this Agreement or the Transactions, each of the Parties: (i) irrevocably and unconditionally submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware or (B) in the event that a Proceeding involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts” and, individually, each a “Chosen Court”), for itself and with respect to its property; (ii) agrees that all claims in respect of such Proceeding shall be heard and determined only in any Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that, except in connection with any Proceeding brought against a party in another jurisdiction by an independent third person, it shall not bring any Proceeding directly or indirectly relating to this Agreement or any of the transactions contemplated hereby in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agrees that it shall not assert and waives any objection it may have based on inconvenient forum to the maintenance of any action or proceeding so brought. Each Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.7, however, shall affect the right of any person to serve legal process in any other manner permitted by Law.

9.8     Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY (A) ARISING UNDER THIS AGREEMENT OR UNDER ANY TRANSACTION DOCUMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.10   Counterparts; Effectiveness. This Agreement may be executed in two (2) or more counterparts (which may be delivered by electronic transmission), each of which (when executed) shall be deemed an original, and all of which together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

9.11   Fees and Expenses. Except as expressly set forth herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisors, auditors and accountants; provided, that, for the avoidance of doubt, the Purchaser shall pay all Transfer Taxes in accordance with Section 8.5(a).

9.12   Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, shall occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (which, for the avoidance of doubt, includes the Parties’ obligation to consummate the Transactions), in addition to any other remedy to which they are entitled at Law or in equity and (ii) the right to seek specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy for any reason at Law or in equity. Each of the Parties further agrees that the only permitted objection that it may raise in response to any action for an injunction, specific performance, or other equitable relief is that it contests the existence of a breach or threatened breach of this Agreement. Any Party seeking: (A) an injunction or injunctions to prevent breaches of this Agreement; (B) to enforce specifically the terms and provisions of this Agreement; and/or (C) other equitable relief, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.

9.13    No Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 9.13 or otherwise in this Agreement. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. Except as otherwise expressly set forth in this Agreement or any other Transaction Document, no person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance or breach and, to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 9.13. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

MEDIACO HOLDING INC.

By:	/s/ Kudjo Sogadzi
Name:	Kudjo Sogadzi
Title:	Interim President and Chief Operating Officer

PURCHASER:

MEDIACO OPERATIONS LLC

By:	/s/ Kudjo Sogadzi
Name:	Kudjo Sogadzi
Title:	President and Chief Operating Officer

COMPANY:

ESTRELLA BROADCASTING, INC.

By:	/s/ Brian Kei
Name:	Brian Kei
Title:	Chief Financial Officer

COMPANY AGGREGATOR:

SLF LBI AGGREGATOR, LLC

By:	/s/ Colbert Cannon
Name:	Colbert Cannon
Title:	Managing Director

[Signature Page to Asset Purchase Agreement]